                                                        EXHIBIT 2.1



                            Stock Purchase Agreement
                                 By and Between
                                Gilardini S.p.A.
                                      and
                            Lear Seating Corporation

                                     INDEX

Article                  Article Heading                          Page
- -------                  ---------------                          ----
     I              Definitions                                      2

    II              Purchase and Sale of Purchased
                    Shares, Purchase Price and
                    Other Related Matters                            8

   III              Closing and Closing Date
                    Deliveries                                      10

    IV              Pre-Closing Filings                             17

     V              Pre-Closing Covenants                           18

    VI              Financial Statements and Other
                    Documents                                       25

   VII              Warranties and Representations
                    of Seller                                       25

  VIII              Tax Matters                                     62

    IX              Indemnification of Purchaser                    72

     X              Warranties and Representations
                    of Purchaser                                    80

    XI              Conditions of Closing Applicable
                    to Purchaser                                    81

   XII              Conditions of Closing Applicable
                    to Seller                                       85

  XIII              Termination                                     86

   XIV              Certain Understandings and
                    Agreements                                      87

    XV              Miscellaneous                                   90

                            STOCK PURCHASE AGREEMENT


                 This Stock Purchase Agreement (this "Agreement") dated as of November 15, 1994 by and between Lear Seating Corporation ("Purchaser"), a Delaware corporation having its principal office at 21557 Telegraph Road, Southfield, Michigan 48034 USA and being represented by Mr. James H. Vandenberghe as duly authorized by resolutions of the Executive Committee of the Board of Directors of Purchaser, and Gilardini S.p.A. ("Seller"), a corporation organized under the laws of Italy (Italian Tax Code no. 00501280010) having its principal office at Corso Giulio Cesare, 300, 10154 Torino, Italy and being represented by Mr. Piero Maritano as duly authorized by resolutions of the Board of Directors of Seller.

                                   Recitals:

                 A. Seller, through its direct and indirect Subsidiaries (as defined), is engaged in the business of manufacturing and selling automotive seat systems.

                 B. Seller owns (or in the case of the stock of SEPI S.p.A. held by Bertrand Faure S.A. and its affiliates ("Bertrand Faure") will acquire on or prior to the Closing Date) (i) all of the issued and outstanding shares of capital stock of SEPI S.p.A. (the "Company"), a corporation organized under the laws of Italy (Italian Tax Code no. 01053770507) having its principal office at Corso Giulio Cesare, 300, 10154, Torino, Italy consisting of 3,484,538 shares of common stock, par value 10,000 Italian Lira per share (the "Company Shares"), (ii) all of the issued and outstanding shares of capital stock of SEPI Poland Sp Z o.o., a corporation organized under the laws of Poland having its principal office at Nowososnowiecka No. 1, Myslowice, Poland ("SEPI Poland"), consisting of 40 shares of capital stock, par value 1,000,000 Polish zloty per share (the "SEPI Poland Shares") and (iii) thirty five percent (35%) of the issued share capital of Markol Otomotiv Yan Sanayi Ve Ticaret Anonim Sirketi, a corporation incorporated under the laws of Turkey (Registration No. 147859/95408) having its principal office at Istanbul, Turkey ("Markol"), represented by 10,500,000 registered provisional share certificates of issued share capital each having a nominal value of 5,000 Turkish Lira (the "Markol Shares") (such Company Shares, SEPI Poland Shares and Markol Shares being hereinafter collectively referred to as the "Purchased Shares").

                 C. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Purchased Shares, at the Closing on the Closing Date (as those terms are hereinafter defined).

                 NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                  Definitions

                 1.01 Each term defined in the first paragraph and Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

                 1.02 In addition to the terms defined in the first paragraph and Recitals, whenever used herein, the following terms shall have the meanings set forth below unless otherwise expressly provided or unless the context clearly requires otherwise:

                 "ACM" - See Section 7.15(i).

                 "Actions" - See Section 7.15(f).

                 "Article 47 Procedure" - See Section 4.02.

                 "Balance Sheet" shall mean the audited consolidated balance sheet of the Company and SEPI SUD as of December 31, 1993 included in the Financial Statements.

                 "Balance Sheet Date" shall mean December 31, 1993.

                 "BF Company Shares" - See Section 5.04.

                 "Car Program Agreement" - See Section 3.02(xviii).

                 "Closing" - See Section 3.01.

                 "Closing Balance Sheet" - See Section 2.03(a).

                 "Closing Date" - See Section 3.01.

                 "Closing Financial Statements" - See Section 2.03(a).

                 "Closing Payment" - See Section 2.02(a).

                 "Company Subsidiaries" shall mean each of the Subsidiaries other than SEPI Poland and Markol.

                 "Company's Accountants" - See Section 2.03(a).

                 "Consultant" - See Section 7.15(f).

                 "Controlled Subsidiaries" shall mean SEPI Poland, SEPI SUD and any other corporation or entity of which stock (or equivalent ownership or controlling interest) having voting power to elect a majority of the board of directors (or equivalent controlling person or group) is directly or indirectly owned or controlled by the Company or by SEPI Poland.

                 "Date of Notice of Claim" - See Section 9.07.

                 "Deferred Cash Spike Payment" - See Section 2.02(a).

                 "Employee Plan" - See Section 7.12(a).

                 "Environmental Claim" - See Section 7.15(c).

                 "Environmental Damages" - See Section 7.15(f).

                 "Environmental Indemnitees" - See Section 7.15(f).

                 "Fiat" means Fiat S.p.A. and Fiat Auto S.p.A.

                 "Fiat Guaranty Letter" - See Section 3.02(a)(xvi).

                 "Fiat Services Letter" - See Section 3.02(a)(xv).

                 "Financial Accommodation" - See Section 14.02.

                 "Financial Debts" shall mean the sum of those financial statement items described on Exhibit A attached hereto, which financial statement items are derived from the Closing Balance Sheet.

                 "Financial Statements" shall mean the audited financial statements of the Company and SEPI SUD prepared in accordance with GAAP as of and for the years ended December 31, 1991, 1992 and 1993 described on Exhibit B attached hereto.

                 "GAAP" shall mean Italian generally accepted accounting principles consistently applied.

                 "General Warranty Claims" - See Section 9.02(b).

                 "Gilardini Seats Group" shall mean the Company and the Subsidiaries, collectively.

                 "Hazardous Substance" - See Section 7.15(d).

                 "Indemnification Event" - See Section 7.15(j).

                 "Independent Auditors" - See Section 9.04(b).

                 "Italian Antitrust Approval" - See Section 4.01.

                 "MASTAL" - See Section 7.22.

                 "Material Contract" - See Section 7.11.

                 "1995 Budget" shall mean the projected results of operations and financial position of the Company and SEPI SUD and of SEPI Poland for calendar year 1995 included as a part of the Projections and attached hereto as a part of Schedule 7.05.

                 "Non-Solicitation, Confidentiality and Non-Compete Agreement"
- - See Section 3.2(a)(xiv).

                 "Notice of Claim" - See Section 9.03.

                 "Person" shall mean any natural person, corporation, partnership, joint venture, trust, association or unincorporated entity of any kind.

                 "Poland Balance Sheet" shall mean the unaudited balance sheet of the division of Gilardini Poland Sp Z o.o. engaged in the manufacture of automotive seat systems in Poland as of September 30, 1994 included in the Poland Financial Statements.

                 "Poland Preliminary Closing Balance Sheet" shall mean the unaudited pro forma opening balance sheet of SEPI Poland as of November 15, 1994 attached hereto as Exhibit C.

                 "Poland Closing Balance Sheet" shall mean the audited opening balance sheet of SEPI Poland as of November 15, 1994.

                 "Poland Closing Balance Sheet Date" shall mean November 15,
1994.

                 "Poland Financial Statements" shall mean the Poland Balance Sheet and the income statement of the division of Gilardini Poland Sp Z o.o. engaged in the manufacture of automotive seat systems in Poland for the nine month period ended September 30, 1994 attached hereto as Exhibit D.

                 "Pre-Closing Substance" - See Section 7.15(j).

                 "Preliminary Closing Financial Statements" shall mean the unaudited balance sheet and statements of income and cash flows of the Company and SEPI SUD for the nine months ended September 30, 1994 attached hereto as Exhibit E.

                 "Premises" - See Section 7.15(b).

                 "Products" - See Section 7.14(f).

                 "Projections" - See Section 7.05(e).

                 "Purchase Price" - See Section 2.02(a).

                 "Purchaser's Accountants" - See Section 2.03(b).

                 "Related Agreements" - See Section 3.02(a)(x).

                 "Release" - See Section 7.15(d).

                 "SEPI Poland Employee Roster" - See Section 5.07.

                 "SEPI Poland Share Purchase Agreement" - See Section
3.02(a)(ii).

                 "SEPI SUD" means SEPI SUD S.p.A., a corporation organized under the laws of Italy (Italian Tax Code no. 05974020017) having its principal offices at Corso Giulio Cesare, 300, 10154, Torino, Italy.

                 "Shareholders' Equity" shall mean the shareholders' equity reflected on the Closing Balance Sheet determined in accordance with GAAP.

                 "Statutory Financial Statements" shall mean the financial statements of the Company and the Company Subsidiaries required by Italian law.

                 "Subsidiary" shall mean each of the entities listed on Exhibit F attached hereto, individually and "Subsidiaries" shall mean the entities listed on Exhibit F attached hereto, collectively.

                 "Subsidiary Stock" shall mean the issued and outstanding capital stock or equity interests of each Subsidiary all of which is owned by the Company or the Seller, respectively, and is described on Exhibit F.

                 "Supply Agreement" - See Section 3.02(a)(xiii).

                 "Survey" - See Section 7.15(f).

                 "Tax Claims" - See Section 9.02(a).

                 "Taxes" - See Section 8.02(a).

                 "Threshold" - See Section 9.02(c).

                 "Transitional Services Agreement" - See Section 3.02(a)(xv).

                 1.03 Unless otherwise defined, the foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. The words "herein," "hereof" and words of similar import as used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement.

                                   ARTICLE II

                     Purchase and Sale of Purchased Shares,
                    Purchase Price and Other Related Matters

                 2.01 Upon the terms and subject to the conditions of this Agreement, Seller shall sell, assign, convey, transfer and deliver the Purchased Shares to Purchaser at the Closing on the Closing Date, and Purchaser shall purchase the Purchased Shares from Seller at the Closing on the Closing Date.

                 2.02 (a) The purchase price (the "Purchase Price") payable by the Purchaser for the Purchased Shares shall be two hundred and fifty billion Italian Lira (Lit 250,000,000,000) minus the amount of the Financial Debts as of September 30, 1994 as derived from the Closing Balance Sheet, which Financial Debts shall not exceed the amount of one hundred billion Italian Lira (Lit 100,000,000,000) nor be lower than eighty billion Italian Lira (Lit 80,000,000,000). The closing payment (the "Closing Payment") payable at the Closing on the Closing Date by Purchaser to Seller shall be the Purchase Price minus twenty billion Italian Lira (Lit 20,000,000,000) (the "Deferred Cash Spike Payment"), which Deferred Cash Spike Payment shall be payable by Purchaser to Seller, without interest thereon, on November 30, 1998.

                          (b)     The parties agree that the Purchase Price
shall be allocated among the Purchased Shares in a manner substantially consistent with the allocation set forth on Exhibit G hereto.

                          (c)     All amounts paid pursuant to Sections 2.02(a)
hereof shall be by wire transfer of immediately available funds for credit to the recipient thereof to a bank account or accounts designated by Seller. Seller shall designate such bank account or accounts in writing at least five
(5) business days prior to Closing.

                 2.03     (a)     Prior to the Closing, Seller shall cause the
Turin office of Arthur Andersen & Co., the Company's independent public accountants (the "Company's Accountants"), to (i) audit the books of account and registers of the Company and the Company Subsidiaries as of September 30, 1994 in accordance with GAAP; and (ii) prepare and deliver to Purchaser and Seller by November 15, 1994 (A) an audited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 1994 ("Closing Balance Sheet") and audited consolidated statements of income and cash flows for the period from January 1, 1994 through September 30, 1994 (collectively, including the Closing Balance Sheet, the "Closing Financial Statements"), each prepared in a manner consistent with the Financial Statements and in accordance with the accounting principles set forth on Exhibit H hereto; (B) the unqualified report of the Company's Accountants on the foregoing financial statements stating that such financial statements have been prepared in accordance with GAAP; and (C) a calculation of the aggregate amount of Shareholders' Equity and Financial Debts as of September 30, 1994 derived from the Closing Balance Sheet.

                          (b)     Exhibit H attached hereto sets forth the
accounting principles to be applied by the Company's Accountants with respect to the preparation of the Closing Financial Statements and the counting and valuing the inventory in the preparation of the Closing Balance Sheet. Purchaser and representatives of Purchaser, including Purchaser's independent public accountants ("Purchaser's Accountants"), shall be permitted to participate in the preparation of the Closing Financial Statements, shall be provided access to the audit workpapers of the Company's Accountants and shall be permitted to observe the taking of the physical inventory by the Company and the Company's Accountants in the preparation of the Closing Balance Sheet. The activities and rights of Purchaser and representatives of Purchaser (including Purchaser's Accountants) described in the preceding sentence shall not in any way affect, limit or terminate Purchaser's rights under this Agreement, including, without limitation, its right to indemnification under Article IX hereof.

                                  ARTICLE III

                      Closing and Closing Date Deliveries

                 3.01 The term "Closing" as used herein shall refer to the actual conveyance, transfer, assignment and delivery of the Purchased Shares to Purchaser in exchange for the payment to Seller pursuant to Section 2.02(a) of this Agreement. The Closing shall take place at the offices of Gilardini S.p.A., at Corso Giulio Cesare, 300, 10154, Torino, Italy, on November 30, 1994 at 10:00 a.m. Italian Time provided that all of the conditions precedent set forth in Articles XI and XII of this Agreement are satisfied or waived by the appropriate party hereto, subject to Article XIII of this Agreement ("Closing Date"), or at such other place and time or on such other date as is mutually agreed to in writing by Seller and Purchaser.

                 3.02     At the Closing on the Closing Date:

                 (a)      Seller shall deliver to the Purchaser:

                          (i)     certificates representing all of the Company
Shares and the Markol Shares, which certificates shall be duly endorsed and registered in accordance with applicable law;

                          (ii)    the Share Purchase Agreement necessary to
effect the transfer of the SEPI Poland Shares in the form of Exhibit I attached hereto (the "SEPI Poland Share Purchase Agreement") executed by Seller;

                          (iii)   certificates representing all of the other
outstanding Subsidiary Stock;

                          (iv)    written resignations, effective on the
Closing Date, and with respect to SEPI Poland, written evidence of the termination of the employment contracts, of those officers, directors and statutory auditors of the Company and the Controlled Subsidiaries that the Purchaser shall have requested prior to the Closing;

                          (v)     all corporate and other records of the
Company and the Controlled Subsidiaries, including but not limited to, minute books (including minutes of Board of Directors meetings, committee meetings, shareholder meetings and statutory auditors meetings), stock books and registers (including ledgers), books of account, leases and contracts, financial records and personnel records;

                          (vi)    Certificates/Articles of Incorporation or
other appropriate charter documents as are currently in effect, of the Company and the Subsidiaries, certified, to the extent possible in any given jurisdiction, as of a date as close to the Closing Date as is reasonably practicable, by the appropriate governmental office or court and further certified by an officer of the Company and/or the Subsidiaries, as applicable, as of the Closing Date;

                          (vii)   certificates, dated as of a date as close to
the Closing Date as is reasonably practicable, of the appropriate governmental office or court where the Company and each of the Subsidiaries are organized and of each of the jurisdictions in which the Company and each of the Subsidiaries are qualified to transact business as to the good standing of the Company and each of the Subsidiaries in such jurisdictions and further certified by an officer of the Company and/or the Subsidiaries, as applicable, as of the Closing Date, and certificates, dated as of a date as close to the Closing Date as is reasonably practicable, of the appropriate governmental tax authorities in Poland as to the good standing of (1) Gilardini Poland Sp. Z o.o. and (2) SEPI Poland with respect to all taxes, charges and fees assessed in relation to (x) income and
(y) social security (ZUS) obligations and further certified by an officer of Gilardini Poland Sp. Z o.o. and SEPI Poland, as applicable, as of the Closing Date;

                          (viii)  By-laws, if any, of the Company and each of
the Subsidiaries certified, as of the Closing Date, by its corporate secretary or other appropriate corporate officer;

                          (ix)    the foreign investment permit, if any, of
each of the Subsidiaries;

                          (x)     certified copies of resolutions (i) of the
Board of Directors of Seller and/or any other appropriate Person approving the execution, delivery and performance of this Agreement, the SEPI Poland Share Purchase Agreement, the Non-Solicitation, Confidentiality and Non-Compete Agreement and the Transitional Services Agreement and the consummation of the transactions contemplated hereunder and thereunder, (ii) of Fiat S.p.A. and any other appropriate Person approving the execution, delivery and performance of the SEPI Poland Share Purchase Agreement, the Non-Solicitation, Confidentiality and Non-Compete Agreement, the Supply Agreement, the Transitional Services Agreement, the Fiat Services Agreement, the Fiat Guaranty Letter and the Car Program Agreement (collectively, the "Related Agreements") and the consummation of the transactions contemplated thereby and (iii) of the Board of Directors of Markol pursuant to which they have authorized the amendment to the Articles of Association of Markol so as to permit the transfer of the Markol Shares from Seller to Purchaser and acknowledging the purchase of the Markol Shares by Purchaser and committing to duly register the Markol Shares in the name of Purchaser in the stock book of Markol.

                          (xi)    the opinions of Dr. Carlo Bondone, in-house
counsel to Seller and the Gilardini Seats Group, dated the Closing Date in form and substance satisfactory to Purchaser;

                          (xii)   the opinions of Altheimer & Grey, independent
outside counsel to SEPI Poland, dated the Closing Date, with respect to the matters set forth on Exhibit J attached hereto in form and substance satisfactory to Purchaser;

                          (xiii)  the Supply Agreement (including the side
letter attached thereto) in the form of Exhibit K attached hereto (the "Supply Agreement") executed by Fiat Auto S.p.A.;

                          (xiv)   the Non-Solicitation, Confidentiality and
Non-Compete Agreement in the form of Exhibit L attached hereto (the "Non-Solicitation, Confidentiality and Non-Compete Agreement") executed by Seller and Fiat S.p.A.;

                          (xv)    (A) the Transitional Services Agreement in
form and substance satisfactory to Purchaser and Seller (the "Transitional Services Agreement") executed by Seller, which Transitional Services Agreement will provide that Seller will continue to provide EDP and certain other identified services currently provided by Seller to the Gilardini Seats Group after Closing and, as a result of the final settlement of certain differences between the 1995 Budget and the Projections previously delivered, those services until December 31, 1995, valued at Three Billion Two Hundred Thousand Italian Lira (Lit 3,200,000,000), will be provided at no charge; and
(B) a letter (the "Fiat Services Letter") executed by Fiat S.p.A. pursuant to which Fiat S.p.A. will confirm its agreement to provide, or cause one of its affiliates to provide, the continuation of those certain services identified by Purchaser as were provided by Fiat S.p.A. or such affiliate to the Company or a Subsidiary prior to the Closing Date at such costs and upon such terms as are consistent with past practices and identified in the Fiat Services Letter; and

                          (xvi)   a letter (together with a form of guarantee)
in form and substance satisfactory to Purchaser and Fiat S.p.A. executed by Fiat S.p.A. (the "Fiat Guaranty Letter"), pursuant to which Fiat agrees to guaranty the obligations of Seller under this Agreement upon the occurrence of either of the following events: (i) Fiat ceases to own, directly or indirectly, in excess of 50% of the stock of Seller, or (ii) the net worth of the Seller determined in accordance with GAAP is less than 250 billion Italian Lira;
                          (xvii)  a letter executed by Fiat S.p.A. in form and
substance satisfactory to Purchaser and Fiat S.p.A. pursuant to which Fiat S.p.A. will confirm its agreement with the Company that commencing on December 1, 1994, all or a portion, as requested by Purchaser, of the invoices for products manufactured by the Company and sold to Fiat Auto S.p.A. shall from that time forward be grossed up to include all applicable value added taxes; and

                          (xviii) an agreement executed by Seller in form and
substance satisfactory to Purchaser and Seller (the "Car Program Agreement") pursuant to which Seller agrees to continue for three years at its sole cost and expense, or pay all costs and expenses related to, the employee automotive program presently provided to 58 managers of the Company and the Subsidiaries on the same terms and conditions as are currently in place.

                          (b)     The Purchaser shall deliver to Seller:

                                  (i)    the Closing Payment to be delivered by
the Purchaser pursuant to Section 2.02(a) of this Agreement;

                                  (ii)   the SEPI Poland Share Purchase
Agreement executed by Purchaser;

                                  (iii)  certified copies of resolutions of the
Board of Directors of Purchaser approving the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereunder and thereunder;

                                  (iv)   the opinions of Winston & Strawn and
of Gianni, Origoni & Partners, counsel to the Purchaser, each dated the Closing Date in form and substance satisfactory to Seller;

                                  (v)    the Supply Agreement executed by
Purchaser; and

                    (vi) the Non-Solicitation, Confidentiality and Non-Compete Agreement executed by Purchaser; and

                    (vii) the Transitional Services Agreement and the Fiat Services Agreement executed by Purchaser.

                 3.03 Seller and Purchaser shall, on request, on and after the Closing Date, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and/or instruments and doing any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

                                   ARTICLE IV

                              Pre-Closing Filings

                 4.01 The Purchaser covenants and agrees to promptly file an application with the Autorita Garante della Concorrenza e del Mercato for approval of the transactions contemplated hereby (the "Italian Antitrust Approval"). Seller covenants and agrees to cooperate with Purchaser in connection with the preparation and filing of the Italian Antitrust Approval application and represents and warrants that all data and information provided to Purchaser in connection with such application is true and correct.

                 4.02 The Seller and Purchaser covenant and agree with each other to complete the procedures set forth in Article 47 of Italian Law 428-1990 (the "Article 47 Procedure") and to cooperate with each other in complying with the Article 47 Procedure.

                 4.03 The Seller and Purchaser covenant and agree with each other to (a) promptly file, or cause to be promptly filed, with any United States, Italian, Polish, Turkish or other foreign agency or any state or local governmental body or agency, all such other notices, applications or other documents as may be necessary to consummate the transaction contemplated hereby and (b) thereafter diligently pursue all consents or approvals from any such governmental agencies or bodies as may be necessary to consummate the transactions contemplated hereby.

                                   ARTICLE V

                             Pre-Closing Covenants

                 5.01 The Seller shall at all reasonable times prior to the Closing Date make the office facilities, plants, machinery and equipment, inventories, books of account and records (including all corporate books and records of any kind) of the Gilardini Seats Group available for examination and inspection by Purchaser and its representatives, advisors and agents. No such examination, inspection or audit by Purchaser or its representatives, advisors or agents shall in any way affect, diminish or terminate any of the representations, warranties or covenants of the Company or Seller herein expressed.

                 5.02 Seller represents and warrants that from September 30, 1994 until the date hereof, it has conducted the businesses of the Gilardini Seats Group in compliance with the covenants set forth in Section 5.02(a)-(k) below. From and after the date hereof, and until the Closing Date, the Seller shall (and Seller shall cause the Company and the Subsidiaries to), unless a representative of Purchaser specified on Exhibit M shall otherwise agree in writing.

                          (a)     carry on the businesses of the Gilardini
Seats Group in the ordinary course and refrain from doing, or causing to be done, anything that is represented and warranted not to have been done since the Balance Sheet Date in Sections 7.18(a) through (p) hereof;

                          (b)     continue to insure Gilardini Seats Group and
all their properties, real and personal, owned or leased by the Gilardini Seats Group substantially in accordance with the manner set forth on Schedule 7.17 hereto, and use, operate, maintain and repair all such properties in accordance with the Gilardini Seats Group's prior practice;

                          (c)     use its best efforts (without making any
commitments on behalf of Purchaser) to preserve the Gilardini Seats Group's business organizations intact, keep available the Gilardini Seats Group's present employees, and preserve the Gilardini Seats Group's present relationships with their employees, suppliers and customers and others having business relationships with it;

                          (d)     refrain from doing any act or omitting to do
any act, or permitting any act or omission to act, that will cause a breach of any material agreement, contract, commitment or obligation of any of the Gilardini Seats Group;

                          (e)     furnish to Purchaser within twenty five (25)
days after the end of each month ending after September 30, 1994 an unaudited consolidated balance sheet and statements of income and cash flows of the Company and SEPI SUD and, for each month ending after October 31, 1994, of SEPI Poland for such period prepared in a manner consistent with past practice;

                          (f)     not solicit, encourage, cooperate with or
facilitate (by way of furnishing information, or otherwise) any inquiries or proposals (other than the transaction contemplated hereby) for the acquisition of the stock, assets or business of the Gilardini Seats Group;

                          (g)     maintain and keep the facilities, machinery
and equipment of the Gilardini Seats Group that are necessary to the operation of the business being conducted by the Gilardini Seats Group in good operating condition and repair, except for ordinary wear and tear;

                          (h)     not merge or consolidate, or permit any
Subsidiary to merge or consolidate, with any other Person;

                          (i)     consult with Purchaser regarding all
significant developments, transactions and proposals relating to the business of the Gilardini Seats Group;

                          (j)     not allow any of the Gilardini Seats Group to
(i) amend its Bylaws (other than in connection with the capital contribution required pursuant to Section 5.09 hereof), (ii) incur any indebtedness (other than ordinary course working capital indebtedness), (iii) incur or extend the timing of its payment of any payables or other liabilities outside of the ordinary course of business, (iv) change any payment terms of, or change any payment practices with respect to, any payable or receivable or (v) enter into any contract or agreement involving in excess of three hundred million Italian Lira (Lit 300,000,000) except for purchase orders and supply orders in the ordinary course of business, and except for the acquisition by SEPI Poland of the business and assets reflected in the Poland Closing Balance Sheet; and

                          (k)     promptly notify Purchaser of any material
adverse change that may hereafter occur with respect to the financial condition, results of operations, business, prospects, rights, licenses, properties or assets of the Gilardini Seats Group whether or not covered by insurance, or with respect to relationships between the Gilardini Seats Group and any of its employees, creditors, suppliers, customers or others having business relationships with the Gilardini Seats Group.

                 5.03 On or prior to the Closing Date the Seller shall deliver to Purchaser the written consents, waivers, approvals, licenses and authorizations, governmental or otherwise, in form and substance reasonably satisfactory to Purchaser, which are required to be obtained by the Gilardini Seats Group prior to the consummation of any of the transactions contemplated hereby, whether pursuant to law, agreement, commitment or otherwise, including without limitation, the consents of its joint venture partners in Industrias Cousin Freres, S. L. and Markol. On or prior to the Closing Date, Seller shall have obtained the consent of the shareholders and a resolution of the directors of Markol, pursuant to which they have agreed to amend the Articles of Association of Markol so as to remove any restriction upon the transfer of the Markol Shares from Seller to Purchaser.

                 5.04 The Seller shall have on or prior to the Closing Date taken all steps necessary to exercise its right to acquire, and shall have acquired all interests in the Company held by Bertrand Faure (the "BF Company Shares").

                 5.05 Prior to the Closing Date the Seller shall have caused the Company to transfer all of its interest in Cousin Italiana S.r.l. in liquidation to Seller or an entity designated by Seller in exchange for eighty-five million Italian Lira (Lit 85,000,000).

                 5.06 Each of Seller and Purchaser shall not take any action that would result in any of its respective representations and warranties not being true in all material respects on the Closing Date. Each of Seller and Purchaser shall use reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to its respective obligations to consummate the sale and purchase under this Agreement.

                 5.07 At least ten (10) days prior to the Closing Date the Seller shall deliver to Purchaser a list (the "SEPI Poland Employee Roster") of all current employees of the Gilardini Seats

Group directly engaged in the manufacture of the Products in Poland, including employees on maternity, military or disability leave, who on or prior to the Closing shall be employed by SEPI Poland.

                 5.08 The Seller shall have on or prior to the Closing Date caused (i) Fiat Auto Poland S.A. to deliver a letter agreement to SEPI Poland pursuant to which Fiat Auto Poland S.A. will agree that all of the rights, contractual or otherwise, of the Gilardini Seats Group pertaining to the use of equipment and manufacturing facilities in Poland from Fiat Auto Poland S.A., and the provision of services with respect to such facilities, will be made available to SEPI Poland for the useful life of such equipment and manufacturing facilities, without expense and on the other terms currently provided, and (ii) Gilardini Poland Sp Z o.o. to deliver a letter agreement to SEPI Poland pursuant to which Gilardini Poland Sp Z o.o. agrees to enter into new agreements with SEPI Poland in form and substance satisfactory to Purchaser and its counsel, with terms no less favorable to SEPI Poland than those currently afforded the Gilardini Seats Group in Poland, providing for the continuation of certain identified services and all rights, contractual or otherwise, of the Gilardini Seats Group pertaining to the use of certain equipment and manufacturing facilities in Poland from Gilardini Poland Sp Z o.o., all in a manner consistent with the past and current operation and arrangements between the predecessor businesses of Gilardini Poland Sp Z o.o. and SEPI Poland.

                 5.09 The Seller shall have after the date hereof and on or prior to the Closing Date made net additional capital contributions in cash of nine billion Italian Lira (Lit 9,000,000,000) to the Company. Purchaser and Seller acknowledge that such capital contribution has been required by Purchaser as a result of the final settlement of certain discrepancies between the 1994 budget delivered by Seller as part of the Projections and the Preliminary Closing Financial Statements.

                 5.10 Purchaser acknowledges Seller's plans to move a portion of its Dabrowo, Poland production to Myslowice, Poland, initially on a temporary lease basis and ultimately to purchase the Myslowice, Poland facility. Seller covenants and agrees to proceed with its plans to purchase such facility and to make available to SEPI Poland that portion of the Myslowice, Poland facility as is necessary to allow SEPI Poland to continue to conduct its business, at such cost as is proportionate to SEPI Poland's use in relation to Gilardini Poland Sp. Z o.o.'s cost of such facility and use thereof, and Purchaser covenants and agrees to purchase or lease from Gilardini Poland such portion of the Myslowice, Poland facility based on such cost (or, if leased, based on the fair market value of such lease) and on other mutually acceptable terms.

                 5.11 The Seller shall have prior to the Closing taken all steps necessary to cure certain formal defects, if any, in the documents evidencing the Company's title to its Pozzilli and Grugliasco facilities.

                                   ARTICLE VI

                    Financial Statements and Other Documents

                 6.01 On or prior to the date hereof Seller shall have (or Seller shall have caused the Company and the Subsidiaries to have) delivered to Purchaser the following:

                 (a) the Financial Statements, the Preliminary Closing Financial Statements, the Poland Financial Statements and the Projections;

                 (b) a true and correct copy of the Certificate/ Articles of Incorporation or other appropriate charter documents of the Company and each of the Subsidiaries, including all amendments thereto, certified to by the appropriate corporate officer of the Company and each of the Subsidiaries; and

                 (c) a true and correct copy of the By-laws, if any, of the Company and each of the Subsidiaries certified to by the appropriate corporate officer of the Company and each Subsidiary.

                                  ARTICLE VII

                    Representations and Warranties of Seller

                 Seller represents and warrants to Purchaser (which warranties and representations shall survive the Closing regardless of what examination, inspections, audits and other investigations the Purchaser has heretofore made or may hereafter make, with respect to such warranties and representations), as follows:

                 7.01 Each of Seller, Fiat and the Company and each of the Subsidiaries is a duly organized and validly existing corporation under the laws of jurisdiction of its incorporation and each has all corporate power and lawful authority necessary to own its properties and to transact the business in which it is currently engaged. The Company and each Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where it owns or leases real property and where the nature of its business requires it to be so qualified. Each of Seller and Fiat has taken all requisite action to approve this Agreement and the Related Agreements.

                 7.02 Except as disclosed on Schedule 7.02, on the date hereof neither the Company nor any Subsidiary own, and on the Closing Date neither the Company nor any Subsidiary will own, any capital stock or other securities (other than the Subsidiary Stock) or any other direct or indirect interest or investment in any firm, corporation or other entity (including any joint venture or partnership).

                 7.03 Neither the execution and delivery of this Agreement or the Related Agreements nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Seller, Fiat or the Company with any of the provisions hereof or thereof, will:

                 (a) except as disclosed on Schedule 7.03(a), violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any Subsidiary or the Purchased Shares, under any of the terms, conditions or provisions of the Articles of Incorporation, Charter or By-laws, if any, of Seller, Fiat, the Company or any Subsidiary, or any note, bond, mortgage, indenture, deed of trust, license, agreement, lease or other instrument or obligation to which Seller, Fiat, the Company or any Subsidiary is a party, or by which Seller, Fiat, the Company or any Subsidiary or Seller's, Fiat's or the Company's or any of the Subsidiaries' properties or assets may be bound or affected; or

                 (b) violate any order, writ, injunction, decree, or any statute, rule or regulations, applicable to Seller, Fiat, the Company or any Subsidiary or any of the properties or assets of Seller, Fiat, the Company or any Subsidiary.

                 7.04     (a)   The Company has total authorized capital stock
of 3,484,538 shares of common stock, 10,000 Italian Lira par value per share and on the Closing Date the Company will have the same total authorized capital stock, 10,000 Italian Lira par value per share, adjusted to reflect losses in 1994 and the capital contribution required by Section 5.09. The Company Shares constitute, and on the Closing Date will constitute, the only shares of capital stock of the Company which are issued and outstanding. The Company does not, and on the Closing Date will not, hold any of its shares of capital stock in its treasury.

                          (b)   Exhibit F sets forth the total issued and
outstanding capital stock or issued share capital, as the case may be, of each Subsidiary owned by Seller or the Company and the percentage ownership interest of Seller or the Company thereof. The Subsidiary Stock constitutes, and on the Closing Date will constitute, the only shares of capital stock of any Subsidiary which are owned by Seller, the Company or a Subsidiary. No Subsidiary holds, and on the Closing Date no Subsidiary will hold, any of its shares of capital stock in its treasury.

                          (c)   Except as set forth in Schedule 7.04, the
Company Shares and Subsidiary Stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof and are not subject to any preemptive rights (except those provided by applicable law) or prohibitions or limitations upon transfer, and, except as disclosed on
Schedule 7.04, there are no voting trust agreements or other contracts, agreements or arrangements restricting voting, management or dividend rights or transferability with respect to either the Company Shares or the Subsidiary Stock.

                          (d)   Except as disclosed on Schedule 7.04, Seller
owns and has good and valid title to the Purchased Shares free and clear of any mortgages, pledges, liens, claims, charges, security interests, encumbrances, assessments or other adverse interests of any kind or nature whatsoever. On the Closing Date, Seller will own the Purchased Shares free and clear of any mortgages, pledges, liens, claims, charges, security interests, encumbrances, preemptive rights (except as provided by applicable law in favor of Purchaser), call rights, assessments or other adverse interests of any kind or nature whatsoever. The Company owns, and on the Closing Date will own, the shares of Subsidiary Stock that are not Purchased Shares free and clear of any mortgages, pledges, liens, claims, charges, encumbrances, assessments or other adverse interests of any kind or nature whatsoever.

                          (e)   Except as disclosed on Schedule 7.04, there are
no outstanding options, warrants, rights, privileges or, except for preemptive rights provided by applicable law, other arrangements, preemptive, contractual or otherwise, to acquire any shares of capital stock or other securities of the Company or any Subsidiary.

                          (f)   Except as disclosed on Schedule 7.04 hereto,
neither Seller or the Company nor any Controlled Subsidiary has any obligations to make any further capital contributions to, or to otherwise advance funds to or on behalf of, or with respect to, any Subsidiary.

                 7.05     (a)   The Financial Statements and the Preliminary
Closing Financial Statements are, and the Closing Financial Statements when delivered will be, (i) in accordance with the books and records of the Gilardini Seats Group; (ii) a true and correct presentation of the financial position, assets, liabilities and results of operations of the Company and the

Company Subsidiaries at the dates and for the periods indicated therein; and
(iii) prepared in accordance with GAAP.

                          (b)   The Statutory Financial Statements have been
prepared and filed in a timely manner in accordance with Italian law.

                          (c)   The Poland Financial Statements (i) are in
accordance with the books and records of the Gilardini Seats Group, (ii) are a true and correct presentation of the financial position, assets, liabilities and results of operations of the business transferred to SEPI Poland and (iii) have been prepared in accordance with GAAP. The Poland Preliminary Closing Balance Sheet is, and the Poland Closing Balance Sheet when delivered will be,
(i) in accordance with the books and records of the Gilardini Seats Group, (ii) a true and correct presentation of the financial position, assets and liabilities of SEPI Poland and (iii) prepared in accordance with GAAP. Except as described on Schedule 7.05 with respect to the period prior to November 30, 1994, and based upon its current operations SEPI Poland is a stand alone operation that has sufficient capital to continue its operations and does not require any financing to continue its operations.

                          (d)   The audited balance sheet and income statement
of Industrias Cousin Freres, S. L. as of December 31, 1993 have been prepared in accordance with Spanish generally accepted accounting principles and, based upon the knowledge of Seller as a result of its board of director membership, Seller has no knowledge of any fact that would not make the presentation therein of the financial position, assets, liabilities and results of operations of Industria Cousin Freres, S. L. a true and correct presentation. Based upon the most recent financial information received by Seller from Bertrand Faure, since the date of such financial statements, the value of the Company's investment in Industrias Cousin Freres, S. L. has not decreased by a material amount.

                          (e)   The consolidated financial operating statements
and data for 1994 through 1998 described on Schedule 7.05 for the Company and the Company Subsidiaries and for SEPI Poland (the "Projections") have been prepared by Seller in good faith and, as modified by the results reflected in the Preliminary Closing Financial Statements and the 1995 Budget, reflect Seller's best estimate of the Company and the Company Subsidiaries' performance and financial condition and of SEPI Poland's performance and financial condition for the periods presented. Other than certain differences between the 1995 Budget and the terms of the Supply Agreement that have been settled between Buyer and Seller by making the payment set forth in Section 14.05, there have been no changes that have come to Seller's attention that would cause Seller to make material changes in such Projections, however, Seller makes no representation or warranty regarding the attainment of the results set forth in the Projections.

                 7.06 On the Balance Sheet Date and the Closing Balance Sheet Date, neither the Company nor any Company Subsidiary had any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), that were not fully disclosed, reflected or reserved against in the respective Balance Sheet or Closing Balance Sheet or the notes thereto. Except for current liabilities or obligations that have been incurred since the Balance Sheet Date in the ordinary course of business, since the Balance Sheet Date neither the Company nor any Company Subsidiary has incurred any debt, liability or obligation of any nature (whether accrued, absolute, contingent or otherwise). On the Poland Closing Balance Sheet Date, SEPI Poland had no debts, liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that were not fully disclosed, reflected or reserved against on the Poland Closing Balance Sheet or the notes thereto, except as disclosed on Schedule 7.06. Except for current liabilities or obligations that have been incurred since the Poland Closing Balance Sheet Date in the ordinary course of business, since the Poland Closing Balance Sheet Date, SEPI Poland has not incurred any debt, liability or obligation of any nature (whether accrued, absolute, contingent or otherwise). Except as disclosed on Schedule 7.06, Markol has no debts, liabilities or obligations of any kind. Markol has no assets other than those described on Schedule 7.06.

                 7.07     (a)   Schedule 7.07 contains a true and complete list
and brief description of all real property owned, leased or used by the Company and each Controlled Subsidiary, as lessor, lessee or otherwise, including all significant structures located thereon. The Company or the applicable Controlled Subsidiary has a valid and enforceable leasehold interest in each parcel of real property disclosed on Schedule 7.07 as being leased by it and has performed all the obligations required to be performed by it to the date hereof under the leases relating thereto.

                          (b)    With respect to each parcel of real property
owned or leased by the Company or any Controlled Subsidiary: (i) there are no material defects or deficiencies in any of the buildings or other improvements located upon such parcel whether above, at or below grade; (ii) all gas, electric, water and other utility lines, sewers, and curbs which are required in connection with the use of such real property have been installed; (iii) all buildings, structures and improvements located on such parcel are in normal working order and repair and of a capacity adequate for the continued use thereof in the current conduct of the business of the Company or the Controlled Subsidiary that has an interest therein; (iv) such parcel and all buildings and improvements located thereon are in material compliance with all building, zoning, environmental, air pollution, land use, health and other laws, codes, regulations, ordinances and restrictions applicable thereto, and there are no notices, suits or judgments relating to violations by such parcel or any other buildings or improvements located thereon of any building, zoning, environmental, air pollution, land use, health or other laws, codes, regulations, ordinances and restrictions and there are no such violations that have not been corrected; (v) there are no challenges or appeals pending that involve the amount or payment of real estate taxes or assessed valuations for such owned real property or any portion thereof, and except for the exemptions from certain taxes described in Section 8.02(i), no special arrangement or agreement exists with any governmental authority with respect thereto; (vi) there is no tax assessment (except for normal, general real estate tax assessments) pending or threatened with respect to any portion of such owned real property; and
(vii) no labor, material or services have been furnished in, on or about such owned real property or any portion thereof as a result of which any mechanics', laborers' or materialmen's liens or claims thereof might arise. Seller is not aware of anything that is not disclosed herein that would materially interfere with or materially impair the present use by the Company or any Controlled Subsidiary of any portion of such real property.

                 7.08     (a)    Except as disclosed on Schedule 7.08, the
Company (and the Controlled Subsidiaries) have good and marketable title to all assets and properties reflected on the Balance Sheet, the Closing Balance Sheet and the Poland Closing Balance Sheet and all assets and properties acquired since the Balance Sheet Date and the Poland Closing Balance Sheet Date, in each case free and clear of all security interests, mortgages, liens, charges and encumbrances of any nature whatsoever (including, in the case of SEPI Poland, any arising in relation to the payment of any value added taxes in relation to the acquisition of such assets), except for (i) security interests, mortgages, liens, charges and encumbrances reflected on the Balance Sheet, Closing Balance Sheet or the Poland Closing Balance Sheet and (ii) sales and dispositions of inventory since the Balance Sheet Date or the Poland Closing Balance Sheet Date, as applicable, in the ordinary course of business.

                          (b)    Except as disclosed on Schedule 7.08, the
Company (and the Controlled Subsidiaries) will have good and marketable title to all assets and properties owned by them on the Closing Date free and clear of all security interests, mortgages, liens, charges and encumbrances of any nature whatsoever.

                          (c)    All tangible personal property owned by the
Company and the Controlled Subsidiaries is in good operating condition and repair, subject to normal wear and tear.

                 7.09 No manager or director of Seller, the Company or any Subsidiary or, to the best knowledge of Seller without any independent investigation, any person who would be an heir or descendant of such manager or director if he were not now living, and, to the best knowledge of Seller, no employee of the Company or any Subsidiary (a) has any direct or indirect interest in (i) any entity which does business with the Company or any Subsidiary; or (ii) any property, asset or right which is used by the Company or any Subsidiary in the conduct of its business; or (b) has any contractual relationship with the Company or the

Subsidiaries other than such relationship as attaches to being such employee, manager or director.

                 7.10     (a)    All items of inventory reflected on the
Balance Sheet, the Closing Balance Sheet and the Poland Closing Balance Sheet were priced at the lower of cost (on a first-in, first-out basis) or market and were (as to classes of items, inventories and methods of account and pricing) determined in a manner consistent with prior years and periods and in accordance with the inventory policies set forth on Exhibit H.

                          (b)    All items of inventory reflected on the
Balance Sheet, and the Closing Balance Sheet, excluding reserves for obsolete inventory calculated in accordance with Exhibit H hereto, consisted at the Balance Sheet Date, and the Closing Balance Sheet Date, respectively, and all such items of inventory that have not been sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date, and all other items of inventory acquired since the Balance Sheet Date, do consist at the date hereof, and will consist at the Closing Date, of items of a quality usable, saleable or held as a reasonable and customary stock level in the ordinary course of Gilardini Seats Group's businesses, as presently conducted. All items of inventory reflected on the Poland Closing Balance Sheet consisted at the Poland Closing Balance Sheet Date, and all such items of inventory that have not been sold or otherwise disposed of in the ordinary course of business since the Poland Closing Balance Sheet Date, and all other items of inventory acquired since the

Poland Closing Balance Sheet Date, do consist at the date hereof, and will consist at the Closing Date, of items of a quality usable, saleable or held as a reasonable and customary stock level in the ordinary course of Gilardini Seats Group's businesses, as presently conducted. Neither the Company nor any Controlled Subsidiary has any liability or obligation with respect to the return of inventory or merchandise in the possession of customers.

                          (c)    The accounts, notes, contracts and other
receivables that are reflected in the Balance Sheet and the Closing Balance Sheet and that were acquired since the Balance Sheet Date were acquired by the Gilardini Seats Group in the ordinary and regular course of their businesses and represent the legal, valid and binding obligation of the obligor thereon, enforceable in accordance with their terms. The accounts, notes, contracts and other receivables that are reflected in the Poland Closing Balance Sheet and that were acquired since the Poland Closing Balance Sheet Date were acquired by the Gilardini Seats Group in the ordinary and regular course of their businesses and represent the legal, valid and binding obligation of the obligor thereon, enforceable in accordance with their terms. All such accounts, notes, contracts and other receivables are and will be at the Closing Date collectible in full in accordance with the terms thereof at the face amount thereof except as reflected in the Closing Balance Sheet.

                 7.11     (a)    Schedule 7.11 contains a true and complete
list of all contracts, agreements, or commitments to which the Company or any Controlled Subsidiary is a party or is bound (collectively, the "Material Contracts"), including but not limited to, purchase, sale or other commitments, distributorship, franchise or similar agreements, patent or trademark licensing agreements (either as licensor or licensee), lease or sublease agreements (either as lessor or lessee), equipment leases, employment agreements (including, but not limited to, agreements entered into by employees of the Gilardini Seats Group relating to the transfer and/or safeguarding of intellectual property rights), consulting agreements and union or collective bargaining agreements (including internal labor agreements supplementing national agreements), guarantees, loan agreements, non-competition agreements, severance agreements, letters of credit, joint venture or partnership agreements, supply or requirements contracts, except those contracts, agreements and commitments entered into in the ordinary course of business that involve an aggregate consideration over the remaining term thereof of less than 300,000,000 Italian Lira and have a remaining term of less than one year.

                          (b)    All Material Contracts to which the Company
and any Controlled Subsidiary is a party, or under which the Company or any Controlled Subsidiary may be obligated, or to which the Company or any Controlled Subsidiary or any of their respective rights, properties or assets may be subject or bound, are valid, binding and enforceable in accordance with their terms.

                          (c)    Neither the Company nor any Controlled
Subsidiary, nor to the best knowledge of Seller, any other Person is in breach of, or default under, any Material Contract; and no event or action has occurred, is pending, or to the best knowledge of Seller, is threatened, which after the giving of notice, or the lapse of time, or otherwise, would constitute or result in a breach or default by the Company or any Controlled Subsidiary, or to the best knowledge of Seller, any other Person under any Material Contract.

                 7.12     (a)    For purposes of this Section 7.12, the term
"Employee Plan" includes all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans, or other employee benefit plans or arrangements, whether or not funded, to which the Company or any Controlled Subsidiary is a party or bound or with respect to which the Company or any Controlled Subsidiary may otherwise have any liability (including any such plan formerly maintained by the Company or any Subsidiary under which the Company or any Controlled Subsidiary may have any liability) or with respect to which the Company or any Subsidiary has made any payments or contributions since January 1, 1990.

                          (b)    Schedule 7.12 sets forth all Employee Plans,
except those Employee Plans that are provided by the Italian government and pursuant to which the Company has no financial obligations, other than to make regular contributions as required by Italian law as part of its payroll cycle and no administerial obligations in excess of those imposed upon similarly situated Italian corporations.

                          (c)    Except as set forth on Schedule 7.12, neither
the Company nor any Controlled Subsidiary has any liability or obligations to current employees or retirees or their spouses to provide life or medical insurance benefits after retirement from the Company or any Controlled Subsidiary.

                          (d)    All social securities and other compulsory
Employee Plan contributions due by the Company or any Controlled Subsidiary under applicable law or otherwise, including any social security (ZUS) payments or contributions on behalf of the Gilardini Seats Group with respect to any Person on the SEPI Poland Employee Roster, have always been regularly paid and provisions for TFR (i.e., severance indemnity) and other indemnities are fully and properly made and entered in the Financial Statements, on the Closing Financial Statements and on the Poland Closing Balance Sheet.

                          (e)    The SEPI Poland Employee Roster contains a
true and complete list of all current employees of the Gilardini Seats Group directly engaged in the manufacture of the Products in Poland, including employees on maternity, military or disability leave, who on or prior to the Closing shall be employed by SEPI Poland.

                 7.13 Schedule 7.13 contains a true and complete list and brief description, including the jurisdiction of registration, if applicable, of all patents, trademarks, trade names, service marks and copyrights (whether or not such trademarks, trade names, service marks and copyrights are registered), and all pending applications therefor, owned by the Company and any Controlled Subsidiary, or in which the Company or any Controlled Subsidiary has any interest, together with copies of all licenses, assignments and agreements relating thereto. All such patents, trademarks, trade names, service marks and copyrights are in full force and effect and the required maintenance fees have been paid when due by the Company and any Controlled Subsidiary.

                          (a)    No other patents, trademarks, trade names,
service marks or copyrights are necessary for the conduct of the businesses of the Gilardini Seats Group as presently operated.

                          (b)    To the best knowledge of Seller after a
complete investigation in accordance with reasonable business practices there is not now, nor has there been during the past three (3) years any infringement, misuse or misappropriation by the Company or any Controlled Subsidiary of any valid patent, trademark, trade name, service mark, copyright or trade secret that relates to the businesses of the Gilardini Seats Group and that is owned by any third party; provided that for purposes of this representation and warranty the Seller shall be deemed to have knowledge of all public filings, registrations and applications for patents, trademarks, trade names, service marks, copyrights and trade secrets made in any jurisdiction to which the Company or the Subsidiaries ship Products or to which Fiat Auto S.p.A. or any of its affiliates ship products which include any Product produced by the Gilardini Seats Group. There is not now any existing, threatened in writing or, to the knowledge of Seller, otherwise threatened claim against the Company or any Controlled Subsidiary of infringement, misuse or misappropriation of any patent, trademark, trade name, service mark, copyright or trade secretary.

                          (c)    There is no pending or threatened claim by the
Company or any Controlled Subsidiary against others for infringement, misuse or misappropriation of any patent, trademark, trade name, service mark, copyright or trade secret owned by the Company or any Controlled Subsidiary.

                          (d)    Neither Seller or Fiat nor any officer or
director of, Seller, Fiat, the Company or any Subsidiary owns, directly or indirectly, in whole or in part, any invention, patent, proprietary right, trademark, service mark, trade names, brand name or copyright or application therefor (i) that the Company or a Subsidiary is presently using; (ii) the use of which is necessary for the business of the Gilardini Seats Group; or (iii) that pertains to the business in which the Gilardini Seats Group is engaged.

                 7.14     (a)    Except as disclosed on Schedule 7.14, there
are no actions, suits or proceedings pending, threatened in writing or to the knowledge of Seller, otherwise threatened against or affecting the Company or any Subsidiary or any of their respective properties or businesses, at law or in equity, or before or by any court or other governmental department, commission, board, bureau, agency or instrumentality. Neither Seller nor the Company has any knowledge of any state of facts that may reasonably be expected to give rise to any such claim, action, suit, proceeding or investigation. Neither the Company nor any Subsidiary is operating under, or subject to, or in default with respect to, any order, writ, injunction or decrees of any court or governmental agency or body.

                          (b)    Neither the Company nor any Controlled
Subsidiary is conducting or carrying on its business or affairs in violation in any material respect of any law, statute, ordinance, rule, regulation or court or administrative order or process.

                          (c)    Except as disclosed on Schedule 7.14, there is
no labor trouble, dispute, grievance, controversy, strike or request for union representation pending, or formally threatened against the Company or any Controlled Subsidiary relating to or affecting their respective businesses or operations, and Seller does not know of the occurrence of any event that would give rise to any such labor trouble, dispute, controversy, strike or request for representation.

                          (d)    The Company and each Controlled Subsidiary has
all governmental and regulatory licenses, permits, authorizations and approvals necessary to own and operate its properties and to carry on and conduct its business as presently carried on and conducted. Schedule 7.14 contains a true, correct, complete and accurate list of governmental and regulatory licenses, permits, authorizations and approvals obtained by or issued to the Company and each Controlled Subsidiary that, as a result of the transactions contemplated by this Agreement, will require any additional filing, notice or other action on the part of Seller, Purchaser, or any Subsidiary.

                          (e)    All employment and agency relationships with
the Company and any of the Controlled Subsidiaries are listed, with the indication of seniority, remuneration and qualification, on Schedule 7.14 and are in compliance with the law and the applicable labor collective agreements (including internal agreements) and there are no economic or legal conditions which are not expressed. No consulting relationship exists, nor are there any powers of attorney in effect, with the exception of those listed and described on Schedule 7.14. Except as described on Schedule 7.14, there are no agreements with former employees or with directors. No amounts which should have been represented as salaries, remunerations, social contributions or similar items have been represented as other costs and expenses.

                          (f)    There are no outstanding warranty claims with
respect to any product produced by the Gilardini Seats Group

(collectively "Products") or any litigation relating thereto that indicate a repeated pattern of Product failure, Product liability or Product recall claims. The Products conform to the standards of merchantability and safety customary in the automotive industry and in accordance with requirements established by its customers. None of the Products are, are threatened in writing to be or are to Seller's knowledge otherwise threatened to be, the subject of a product recall. The Products currently manufactured and sold by the Gilardini Seats Group and for the last three (3) years (i) to Seller's knowledge have no defect in the design or methods of manufacture which would render the Products unsafe; and (ii) have had no claim in respect of personal injury, damage to property or other damages arising from purchase use, or resale of any of the Products.

                          (g)    Seller shall pay all costs and expenses
relating to product liability or warranty claims that are pending or may arise with respect to Products manufactured by the Company or any Subsidiary on or prior to the Closing Date. Purchaser shall pay all costs and expenses relating to product liability or warranty claims that may arise with respect to Products manufactured by the Company or any Subsidiary after the Closing Date.

                          (h)    Neither Seller nor any stockholder, officer,
director, employee or agent of Seller, nor any other Person acting on its behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, government employee or other person who is or may be in a position to help or hinder the business of the Gilardini Seats Group (or to assist in connection with an actual or proposed transaction) which might subject the Company or any Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

                 7.15 (a) This Section 7.15 and this Agreement contain the complete and entire Agreement between Purchaser and Seller and states the only responsibilities, liabilities, indemnities, rights and remedies of Purchaser and Seller for any Environmental Damages (as hereinafter defined) relating to or affecting the Company or any of the Controlled Subsidiaries or any properties thereof.

                          (b)    Except as disclosed in Schedule 7.15, the
Company and the Controlled Subsidiaries have complied in the past and currently comply with all environmental laws, regulations, and standards of enforcement applicable to the operations of the Company or of the Controlled Subsidiaries or the Premises and in effect as of the date of this Agreement. For purposes of this Agreement, the term "Premises" shall mean the real property, owned, leased or used by, and facilities of the Company and the Controlled Subsidiaries.

                          (c)    Except as disclosed in Schedule 7.15, the
Company, the Controlled Subsidiaries and the conditions of the Premises are not in violation of any environmental law or regulation as enforced as of the date of this Agreement, and applicable to the Company or the Controlled Subsidiaries as a result of their respective ownership, use, maintenance or operation of their respective businesses or the Premises.

                          (d)    Except as disclosed in Schedule 7.15, there
has not occurred, nor is there presently occurring, on the Premises or in the conduct of the business or operations of the Company or the Controlled Subsidiaries a Release of any Hazardous Substance on, into or beneath the surface of the Premises of the Company or any Controlled Subsidiary or as a result of the operations of the Company or any Controlled Subsidiary. For purposes of this Section 7.15, the term "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping; and the term "Hazardous Substance" shall mean any substance or material, whether solid, particulate, gaseous or liquid form, which is deemed or designated as a hazardous substance or material or as a contaminant or pollutant under any applicable law in effect as of the date of this Agreement.

                          (e)    Except as disclosed in Schedule 7.15: (i)
there are no orders or directives issued by any relevant authority relating to the operations of the Company or the Controlled Subsidiaries or to the Premises requiring any remediation, work, repairs, construction or capital expenditure with respect to the Company or the Controlled Subsidiaries' respective businesses or with respect to the Premises, nor have they received any notice thereof, and (ii) there are no writs, injunctions, orders or judgments outstanding, no law suits, claims, proceedings or investigations pending or threatened (collectively referred to as "Environmental Claims"), and there are no facts, except as set forth on
Schedule 7.15, which could give rise to any Environmental Claims relating to the violation of any environmental law or regulation.

                          (f)    On the Closing Date, the Phase I and Phase II
reports (collectively, the "Survey") commissioned by Purchaser, prepared by ERM Italia (the "Consultant") and delivered to Seller shall become the joint property of Purchaser and Seller, and Seller shall reimburse Purchaser for one half of the cost of the Survey. Based on the findings contained in the Survey, and in consultation with Purchaser, Seller shall:

                                  (i)    conduct all appropriate remedial or
removal actions including, but not limited to, installing, repairing or replacing of equipment, investigating and/or cleaning-up of sites ("Actions") that are identified in the Survey or deemed by the Consultant to be necessary in order for the Company and the Controlled Subsidiaries to be in compliance with all environmental laws, regulations and standards of enforcement applicable to the operations of the Company or of the Controlled Subsidiaries and in effect as of the date of the remediation or work. Purchaser shall have prior approval of all contractors, consultants or environmental experts who shall perform any Actions pursuant to this Agreement. Such Actions shall be conducted, or caused to be conducted, and completed by the Seller within twelve months after the Closing Date with respect to those deficiencies described in Schedule 7.15 and under the heading "Actions to be performed by the Seller" together with any further Actions deemed necessary by the Consultant as a result of such Actions, giving priority to any Actions relating to violations which might give rise to possible criminal liability, and such Actions shall be performed in accordance with all generally accepted professional standards and all applicable laws. In the event that Seller does not complete such Actions within twelve months after the Closing Date or otherwise in accordance with the Schedule, Purchaser may, but is not required to, undertake such Actions on Seller's behalf and invoice Seller and Seller shall promptly (and in any event within thirty (30) days) pay all costs and expenses of such Actions;

                                  (ii)   employ and achieve investigation and
cleanup objectives and standards for such Actions that are required under the laws and regulations of the appropriate jurisdiction and those used by the Consultant in the Survey; in those jurisdictions where the laws and regulations or the Survey do not specify investigation and cleanup standards or objectives, Seller shall employ and achieve the investigation and cleanup objectives generally applied by the Consultant in similar situations. In addition, Seller shall obtain a certification from the consultant or contractor conducting the Actions that such objectives and standards have been met;

                                  (iii)  provide to Purchaser copies of all
documents, reports, filings, data, correspondence and other information or communications received by Seller from, or sent by Seller to, any contractor, consultant, environmental expert or relevant authority presently existing or generated in connection with any Actions performed pursuant to this Agreement;

                                  (iv)   advise Purchaser ten days in advance
of any need to gain access to the Premises in order to conduct any Actions in connection with this Agreement and take all necessary steps to ensure that the performance of such Actions shall not unreasonably interfere with Purchaser's operations. The written notice requesting access will contain the following information: the date(s) and time(s) of access; the activities to be conducted; and the identities of the persons who will enter the Premises and perform the Actions. Purchaser and Seller agree to work together to schedule access to the Premises that is convenient for both parties. Prior to commencing any Actions on the Premises, Seller shall provide evidence of general liability insurance and such other insurance coverage as Purchaser may reasonably request and shall name Purchaser as an additional insured; and

                                  (v)    indemnify and hold harmless Purchaser,
its affiliates, their respective officers, directors, employees agents and any person claiming by or through any of them ("Environmental Indemnitees"), from and against any and all losses, liabilities, assessments, fines, penalties, costs and expenses, including attorneys' fees, actually incurred or suffered by the Purchaser, the Company, any Controlled Subsidiary or any other Environmental Indemnitee as a result of any claims for personal injury or other loss, damage or expense by reason of, arising out of, or in connection with the breach of the above warranties or representations, or the failure to take timely and appropriate actions as described in 7.15(f) above, including any fines or other loss, cost or expense related to the environmental issues set forth on Schedule
7.15 under the heading "Actions not to be performed by Seller" (collectively hereinafter "Environmental Damages"); provided, however, that Environmental Damages shall not include:

                          (I) any Environmental Damages which arise from the release (assuming such release is not a consequence of violations made prior to the Closing Date) or disposal of any Hazardous Substances at the facilities of any of the Company or the Controlled Subsidiaries subsequent to the Closing;

                          (II) any damages which cannot be recovered under applicable law, and Purchaser and Seller agree to make every effort to limit the amount of consequential damages that may result from the Actions; or

                          (III)  Environmental Damages suffered by an
         Environmental Indemnitee as a result of laws, regulations, ordinances or standards enacted or which become applicable subsequent to the date of this Agreement.

                          (g)    Environmental conditions arising subsequent to
the Closing Date at the facilities of the Company or any of the Controlled Subsidiaries which have not been disclosed by the Survey shall be presumed to have arisen subsequent to the Closing Date and in the absence of proof to the contrary shall not be the responsibility of the Seller hereunder.

                          (h)    With respect to Environmental Damages relating
to conditions not disclosed in the Survey which are proven to have existed on the Premises or to be the result of operations by the Seller prior to the Closing Date, Seller shall be responsible for such Environmental Damages of which Purchaser has notified the Seller prior to the tenth anniversary of the Closing Date.

                          (i)    Notwithstanding any of the provisions of this
Section 7.15, Seller shall be responsible for the costs of any required asbestos surveys or remediation of any and all asbestos containing materials ("ACM") in friable condition or requiring encapsulation on the Premises on the Closing Date. Seller may choose, but shall not have the responsibility, to remove any asbestos from any facility which is not friable. If any ACM remaining after the Closing Date later becomes friable during the ten year period after the Closing Date, then Seller will pay all costs of removal, replacement and disposal. If any roofing material containing ACM must be replaced for any reason other than that the ACM has become friable during the ten year period after the Closing Date, then Seller will pay the incremental additional cost of disposal of the ACM as a hazardous waste. For a period of ten years, Seller shall indemnify Purchaser for any personal injury or property damage claims relating to ACM present on the Premises on the Closing Date.

                          (j)    The liabilities and obligations of Seller with
respect to the environmental indemnity hereinabove provided shall be subject to the following; provided, however, no failure or delay by Purchaser in the performance of any of the following shall reduce or otherwise affect the obligation of Seller to indemnify and hold Purchaser harmless, except to the extent that such failure or delay shall have materially, adversely affected Seller's ability to defend (including because Purchaser's failure to comply did not allow Seller sufficient preparation time) against, settle or satisfy any liability, damage, loss, claim or demand for which Purchaser is entitled to indemnification hereunder:

                                 (i)     If Purchaser obtains any knowledge of,
or receives any notice with respect to, the existence of any event or the existence of any action by any person, including any formal or informal inquiry by any governmental agency, which could form the basis for a claim for indemnification under this provision (the "Indemnification Event"), Purchaser shall promptly notify Seller in writing, and Purchaser shall use its best efforts to cause the other Environmental Indemnitees to notify

Purchaser promptly of any such event or action who shall then, in turn, promptly notify Seller in writing.

                                 (ii)    Unless required to do so by applicable
law or regulation, Purchaser shall not, and shall use its best efforts to cause the other Environmental Indemnitees not to, give notice to any governmental authority of any Indemnification Event without the prior written notice to Seller.

                                 (iii)   Unless required to do so in order to
avoid any possible criminal liability or by order of the appropriate authorities, Purchaser shall not, and shall use its best efforts to cause the other Environmental Indemnitees not to, undertake any preventive, remedial or removal action with respect of any Hazardous Substances which may have been present, released or disposed of from the facilities of the Company and the Controlled Subsidiaries prior to the Closing Date (the "Pre-Closing Substances") without prior notice to and the prior written consent of Seller, which consent shall not unreasonably be withheld by Seller, and response to which notice shall not be unreasonably delayed by Seller, and in no event be later than ten days after notice from Purchaser is received.

                                 (iv)    If Purchaser and Seller agree, or
Seller determines in its sole judgment that any preventive, removal or remedial action is required with respect to Pre-Closing Substances, Seller shall at its sole expense undertake and shall have the right to control the performance of all aspects of such preventive, remedial or removal action, provided that Seller comply with the provisions of subparagraphs (f)(i), (ii), (iii) and (iv) above.

                                 (v)    Purchaser shall, and shall use its best
efforts to cause the other Environmental Indemnitees to, cooperate with Seller in securing for Seller the right to visit, inspect and enter the facilities of any of the Companies to conduct such environmental tests as Seller may require in respect of an Indemnification Event and to conduct any preventive, remedial or removal action in connection with any Pre-Closing Substance, and Purchaser will, and will use its best efforts to cause the other Environmental Indemnitees to, promptly deliver to Seller copies of any environmental reports, studies, surveys, tests, data, assessments, cost estimates and similar information available to the Environmental Indemnitees relating to an Indemnification Event.

                          (k)    Notwithstanding any of the provisions of this
Section 7.15, Seller shall indemnify Purchaser without limitation for any and all third party claims for personal injury or property damage or claims, orders or notices by or from the applicable authorities for remediation of the Premises of the Caivano facility, which claims result from the condition of such Premises, the operations of the Company or the Controlled Subsidiaries or activities that are not directly attributable to Purchaser after the Closing Date. Purchaser shall not change the current operations of the Caivano facility to include processes that use Hazardous Substances without the prior approval of Seller.

                          (l)    Payment of Environmental Damages will be made
in accordance with Section 9.05.

                 7.16 The use of the corporate name "SEPI" does not infringe the right of any third party. After the Closing Date, no Person other than the Company and the Subsidiaries will have been authorized, directly or indirectly, to use "SEPI" as all or a part of a corporate or trade name.

                 7.17 Schedule 7.17 contains a list of every policy of fire, liability or other form of insurance held by or applicable to the Company and any Controlled Subsidiary, and such policies are in full force and effect and, except as set forth on Schedule 7.17, will terminate as to the Company or any Subsidiary upon the sale of the Purchased Shares. Schedule 7.17 describes any self insurance policies of the Company and the Controlled Subsidiaries.

                 7.18 Since the Balance Sheet Date, the Company and each Company Subsidiary has conducted its respective businesses only in the ordinary course, since the Poland Closing Balance Sheet Date, SEPI Poland has conducted its business only in the ordinary course and, except as contemplated by this Agreement, there has not been any:

                          (a)    adverse change in the financial condition,
assets, liabilities, business prospects or properties of the Gilardini Seats Group, other than such changes as are expressly identified in the Preliminary Closing Financial Statements and in the 1995 Budget, or with respect to the Gilardini Seats Group's business relations with any of its employees, suppliers or customers;

                          (b)    sale, assignment, transfer, mortgage, pledge
or lease of any assets of the Company or any Subsidiary, except in the ordinary course of business;

                          (c)    issuance, sale or other disposition by the
Company or any Subsidiary of any stock, stock options, bonds, notes or other securities of such company;

                          (d)    declaration or payment of a cash dividend by
the Company, SEPI Poland or Markol or any other declaration, payment or distribution to any stockholder of the Company, SEPI Poland or Markol of any type or nature, whether in cash or property, or purchase or redemption of any shares of the Company's or any Subsidiaries' capital stock;

                          (e)    incurrence of any obligation or liability
(absolute or contingent), except for current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business;

                          (f)    increase in the rates of direct compensation
payable or to become payable by the Company or any Controlled Subsidiary to any officer, employees, agent or consultant, other than routine increases made in the ordinary course of business, or any bonus, percentage compensation, service award or other like benefit, granted, made or agreed to for any such officer, employee, agent or consultant, or any welfare, pension, retirement or similar payment or arrangement made or agreed to which is greater than any such bonus, percentage compensation, service award or other like benefit or any welfare, pension, retirement or similar payment or arrangement existing or made pursuant to arrangements, agreements, or plans existing at the Balance Sheet Date;

                          (g)    discharge or satisfaction of any lien, charge
or encumbrance, or payment of any obligation or liability, absolute or contingent, by the Company or any Controlled Subsidiary, other than current liabilities shown on the Balance Sheet, the Closing Balance Sheet and the Poland Closing Balance Sheet, as applicable, and current liabilities incurred since the Balance Sheet Date in the ordinary course of business;

                          (h)    cancellation of any debts or claims, except in
each case in the ordinary course of business;

                          (i)    incurrence of any extraordinary losses or
waiver of any rights of substantial value;

                          (j)    capital expenditures in excess of those
reflected in the Preliminary Closing Financial Statements;

                          (k)    change in accounting methods or practices
(including, without limitation, any change in depreciation or amortization policies or rates or income recognition methods) by Seller, the Company or any Subsidiary;

                          (l)    revaluation by the Company or any Controlled
Subsidiary of any of their respective assets;

                          (m)    damage, destruction or loss (whether or not
covered by insurance) adversely affecting the properties or business of the Company or any Subsidiary;

                          (n)    loan by the Company or any Controlled
Subsidiary to any Person, or guaranty by the Company or any Controlled Subsidiary of any loan;

                          (o)    change or extension in the payment terms of
(other than those effected in the ordinary and regular course of business), or payment or collection practices with respect to, payables and receivables of the Gilardini Seats Group; or

                          (p)    agreement by the Company or any Controlled
Subsidiary to do any of the foregoing.

                 7.19 Schedule 7.19 contains a true, correct and complete schedule setting forth the name of every bank in which the Company or any Controlled Subsidiary has one or more accounts, savings or other certificates, or safe deposit boxes; the names of every person authorized to draw on such accounts, redeem such certificates or have access to such boxes; and the principal terms of such certificates and the contents of such boxes.

                 7.20 All of the rights, properties and assets used by the Gilardini Seats Group necessary for the operation of the business conducted by the Gilardini Seats Group are either owned by the Company or a Subsidiary or licensed or leased to the Company or a Subsidiary under one of the Material Contracts, except that certain necessary services will be provided by Seller for a limited time period under the Transitional Services Agreement.

                 7.21 The Orbassano, Frosinone, Melfi and Novara plants are the only plants of the Company or the Subsidiaries whose hourly workforce is represented by the Contratto Nazionale Settore Cuoio e Pelli. All incremental costs associated with the anticipated switch by the hourly workforce of the Orbassano, Frosinone, Melfi and Novara plants from the Contratto Nazionale Settore Cuoio e Pelli to the Contratto Nazionale Settore Metalmeccanico have been fully and accurately reflected in the 1995 Budget. All unpaid bonuses to employees of the Company and the Subsidiaries for the periods through September 30, 1994 have been fully accrued for in the Closing Financial Statements and such accrual represents a true and correct presentation of the Company's and Subsidiaries' bonus obligations. All bonus obligations to employees of the Company and the Subsidiaries for the periods after September 30, 1994 have been fully and accurately reflected in the Projections.

                 7.22 Seller has used its best efforts to implement a contingency plan designed to minimize the costs, resourcing difficulties, production interruptions and other uncertainties that may arise as a result of the financial difficulties of Elcat S.p.A. Schedule 7.22 contains a true and complete list and brief description of the maximum amount of incremental, variable and fixed costs that would be incurred by the Company and/or the Subsidiaries in 1995 as a result of the inability of Elcat S.p.A to serve as a supplier to the Company and/or the Subsidiaries. Seller and its affiliates have used their best efforts to implement a support plan designed to ensure the future viability and continued source of uninterrupted supply from Mastal S.p.A. and certain related suppliers of the Gilardini Seats Business ("MASTAL"). The Company will incur no incremental, variable or fixed costs as a result of its relationship with MASTAL or the financial condition of MASTAL. If the conditions set forth in Section 11.17 have been satisfied, then Purchaser agrees to cause the Company to comply with the MASTAL Supply Agreement.

                 7.23 The Financial Statements, the Closing Financial Statements, the Poland Financial Statements, the Poland Closing Balance Sheet, the Schedules hereto and the underlying documents and instruments referred to therein, the Projections and all other certificates, documents and instruments furnished by the Company, the Subsidiaries, Seller or any of their directors, officers or employees in connection with this Agreement, or any other transaction contemplated by this Agreement, are true and complete in all material respects, and neither this Agreement, the Schedules hereto and the underlying documents and instruments referred to therein, the Financial Statements, the Closing Financial Statements, the Poland Financial Statements, the Poland Closing Balance Sheet nor the Projections, nor any other certificate, document or instrument furnished by the Company, the Subsidiaries, Seller or any of their directors, officers or employees in connection with this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements included herein or therein not misleading in light of the circumstances under which they were made.

                                  ARTICLE VIII

                                  Tax Matters

                 8.01     (a)    The Company and each of the Controlled
Subsidiaries has always regularly performed within the legal terms all its Tax obligations, such as, by way of example, but without limitation, payment of direct and indirect taxes (in particular IRPEG, ILOR and IVA), timely and correct filing of the relevant tax returns, payment of withholding taxes, registration taxes, INVIM, ICI, stamp duties, any regional or local tax or fee, fines and penalties, if any, and more generally any amount due for any reason in connection with the foregoing.

                          (b)    The Company and the Controlled Subsidiaries
have always regularly and correctly kept the corporate, accounting and IVA books as provided by the Italian civil law, including fulfilling any relevant obligation such as, by way of examples, issuing and recording invoices (and paying the relevant IVA).

                 8.02     (a)    For purposes of this Agreement, "Taxes" (and
in the singular, a "Tax") means all net income, capital gains, gross income, gross receipts, sales, use, transfer, value added, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits or other taxes or customs duties, or any interest, any penalties, additions to tax or additional amounts assessed or similarly charged by any taxing authority in any jurisdiction upon the Company or any of its Controlled Subsidiaries. For purposes of the definition of Taxes, any interest, penalties, additions to tax or additional amounts that relate to Taxes for any period, or a portion of any period, ended on or before the Closing Date or to Taxes attributable to the operation of the Company or any Subsidiary prior to the Closing Date, shall include any interest, penalties, additions to tax, or additional amounts relating to Taxes for such periods, regardless of whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date. For purposes of this Article VIII, the Company or a Controlled Subsidiary shall be deemed to include any predecessor or other entity if the Company or a Controlled Subsidiary, as the case may be, is responsible for such predecessor's or other entity's Taxes.

                          (b)    The Company and each Controlled Subsidiary has
timely filed true, correct and complete tax returns, reports or estimates, all prepared in accordance with applicable laws, for all years and periods (and portions thereof) for which any such returns, reports or estimates were due. All Taxes, as due and payable in respect of such returns, reports and estimates, have been paid, and there is no current liability for any Taxes due in connection with any such return.

                          (c)    Except as disclosed on Schedule 8.02, for all
countries in which the Company or a Controlled Subsidiary are or were required to file tax returns, the tax returns of the Company and each Controlled Subsidiary have been examined by the applicable revenue agency or have been closed by the applicable statute of limitations.

                          (d)    Neither the Company nor any Controlled
Subsidiary will have a taxable period ending on the Closing Date.

                          (e)    Except with respect to IVA taxes which are
consolidated among the Fiat group, neither the Company nor any Controlled Subsidiary is or has been a member of a consolidated, combined or unitary group.

                          (f)    Neither the Company nor any Controlled
Subsidiary has executed or filed with any taxing authority any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes, and no power of attorney granted by the Company or any Controlled Subsidiary or Seller with respect to any Taxes is currently in force.

                          (g)    The Company and the Controlled Subsidiaries
are not subject to taxation in any jurisdiction other than those jurisdictions for which the Company and the Controlled Subsidiaries have filed returns, a copy of which for the last five (5) taxable years have been provided to the Purchaser.

                          (h)    No Tax audits or other administrative
proceedings or court proceedings are presently pending with regard to any Taxes or tax returns of the Company or any Controlled Subsidiary (other than claims for refunds that have been initiated by the Company and disclosed on Schedule 8.02) and no additional issues are being asserted against the Company or any Controlled Subsidiary in connection with any existing audits of the Company or any Controlled Subsidiary.

                          (i)    Sepi Sud SpA has a complete exemption from
IRPEG and ILOR taxes for the operation and properties of its Melfi and Frosinone facilities through the taxable year ending December 31, 2000 (except that the exemption for ILOR taxes for Melfi shall extend through the taxable year ending December 31, 2004).

                          (j)    38.59% of the income attributable to the
Company's Pozzilli plant is exempt from ILOR tax through the taxable year ending December 31, 1995.

                          (k)    As of December 31, 1993, the Company had tax
loss carry forwards of 2,457,482,000 Italian Lira expiring on December 31, 1995, 2,699,367,000 Italian Lira expiring on December 31, 1996, 6,533,684,000
Italian Lira expiring on December 31, 1997, and 39,854,600,000 Italian Lira expiring on December 31, 1998.

                          (l)    As of December 31, 1993, the Company had
2,731,412,000 Italian Lira of IRPEG tax credit carry forwards and 273,686,000 Italian Lira of ILOR tax credit carry forwards, which tax credit carry forwards are not limited and do not expire.

                 8.03     (a)    Seller shall be liable for all Taxes of the
Company and each Controlled Subsidiary for the taxable periods ending on or before the Closing Date and for the portion of any Taxes for a period not ending on or before the Closing Date that is attributable to the operations of the Company and each Controlled Subsidiary prior to the Closing Date and that exceeds the sum of the amount of such Taxes that have been fully accrued for in the Closing Financial Statements and for the period from September 30, 1994 through the Closing Date, fully and accurately reflected in the Projections.

                          (b)    All Taxes attributable to the operations of
the Company and each Controlled Subsidiary after the Closing Date shall be borne by the Company, the Controlled Subsidiaries, or Purchaser, and any refunds or credits in respect of such Taxes shall be the property of the Company, the Controlled Subsidiaries, or Purchaser, as the case may be. For the purposes of determining the amount of the liability for Taxes attributable to the period from January 1, 1994 through the Closing Date, the income, deductions, credits, allowances and other items for the taxable year that includes the Closing Date, shall be allocated pro rata to the period in that taxable year occurring before the Closing Date and to the period in that taxable year occurring on or after the Closing Date.

                          (c)    The Seller shall prepare or cause to be
prepared in an interim report the results of operations of the Company and the Controlled Subsidiaries from January 1, 1994 through the Closing Date, with the timely assistance of Purchaser on a basis consistent with existing procedures for preparing Tax returns and in a manner consistent with prior years' practice with respect to the treatment of specific items on a Tax return. The Purchaser shall, or shall cause the Company and each Controlled Subsidiary to be responsible for preparing and filing all Tax returns and reports of the Company and each Controlled Subsidiary for periods ending: (i) on or after the Closing Date and (ii) prior to the Closing Date when the tax returns relating to such tax periods are due after the Closing Date (after taking into account any applicable extensions of time to file), which returns shall be prepared and filed timely and on a basis consistent with existing procedures for preparing such returns and in a manner consistent with prior years' practice with respect to the treatment of specific items on the return. Any deficiency for Taxes for which the Seller is liable as provided in
Section 8.03(a) hereof in connection with the returns described in the immediately preceding sentence, shall be paid to the Purchaser as an adjustment to the Purchase Price at least three (3) days prior to the filing of such returns.

                          (d)    Purchaser, the Company, the Controlled
Subsidiaries and Seller (and its tax, accounting and legal service provider) shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes. Purchaser, the Company, the Controlled Subsidiaries, and Seller (and its tax, accounting and legal service provider) will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of any relevant returns of Taxes and supporting work schedules. The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing such assistance.

                          (e)    Purchaser and Seller hereby agree that in the
event a claim with respect to Taxes is made pursuant to this Agreement, each party shall furnish or cause to be furnished to any of them all books, records, tax returns and other information reasonably requested by such other party that relate to such claims, and each party agrees to file on behalf of the other party any returns, forms or other statements that relate to such claims. For the purpose of this Section 8.03(e), a claim with respect to Taxes shall include a request for a determination relating to a refund or credit.

                          (f)    Prior to the Closing, Seller shall provide
that any and all tax (or similar) agreements, arrangements or undertakings between Seller and/or its Affiliates, on the one hand, and the Company and/or the Controlled Subsidiaries, on the other hand, that relate to any payment or liability by the Company or any Subsidiary for its Taxes shall terminate as of the Closing Date and any rights or obligations resulting from such agreements shall be eliminated as of the Closing Date.

                          (g)    Except as provided below, if in connection
with any examination, investigation, audit or other proceeding of any tax return for a taxable period ending prior to the Closing Date, any governmental body or authority issues to Purchaser a written notice of deficiency, a proposed adjustment, an assertion of claim or demand concerning the tax period covered by such return, Purchaser shall notify Seller of its receipt of such communication from the governmental body or authority within fifteen (15) business days after receiving such notice of deficiency, adjustment or assertion of claim or demand. No failure or delay of Purchaser in the performance of the foregoing shall reduce or otherwise affect the obligations of Seller pursuant to this Article VIII, except to the extent that such failure or delay shall have adversely affected Seller's ability to defend (including because Purchaser's failure to give notice promptly did not allow Seller sufficient preparation time) against, settle or satisfy any liability or claim for Taxes that Seller is obligated to pay hereunder. Except as provided below,

Seller shall, at its expense, have the sole and exclusive right, power and authority to contest any such assessment, proposal, claim, demand or other proceeding and to represent and act for and on behalf of the Company or any Controlled Subsidiary in connection with any notice, proposal, investigation, assessment, audit, examination or any other proceeding of any kind whatsoever in connection with any tax return for a taxable period of the Company or any Controlled Subsidiary ending prior to the Closing Date. Except as provided below, Seller shall, at its expense, have full right, power and authority to take any and all actions and to do any and all things on behalf of themselves, the Company or any Controlled Subsidiary which they deem necessary or appropriate in connection with any of such proceedings, including without limitation, litigating any claims, settling any claims or waiving the provisions of any applicable statutes of limitation as such may apply to the assessment of any Taxes for any such periods ending prior to the Closing Date. Seller agrees to keep Purchaser informed of the progress of any such proceeding and to consult with Purchaser in good faith in connection therewith. Seller further agrees that they will not settle or resolve any issue related to Taxes which, if so settled or resolved, would have an effect on the Company, any Controlled Subsidiary or Purchaser for periods ending after the Closing Date, unless Seller agrees in writing with Purchaser, in terms reasonably satisfactory to Purchaser, to indemnify Purchaser, the Company and the Controlled Subsidiary from any cost, damage or loss relating to such settlement or resolution. Notwithstanding anything in this Agreement to the contrary, if any examination, investigation, audit or other proceeding relates to a tax return for a period that begins before and ends after the Closing Date, Purchaser shall control and resolve such examination, investigation, audit or other proceeding.

                          (h)    If there is an adjustment to any return or
report of Taxes for the Company or any Controlled Subsidiary that creates a deficiency in any Taxes for which Seller is liable under the provisions of
Section 8.03(a) hereof, or if Seller shall receive a refund with respect to Taxes which is the property of Purchaser, the Company or any Controlled Subsidiary under the provisions of Section 8.03(b) hereof, Seller shall pay to Purchaser as an adjustment to the Purchase Price either (i) the amount of such deficiency in Taxes paid by Purchaser, or (ii) the refund received by Seller (plus any interest thereon actually received from any governmental agency). If there is an adjustment to any return or report of taxes for the Company or any Controlled Subsidiary which results in a refund realized by Purchaser which is the property of Seller under the provisions of Section 8.03(a), Purchaser shall pay the amount of such refund to Seller as an adjustment to the Purchase Price (plus any interest thereon actually received from any governmental agency). No liability of Seller or Purchaser, as the case may be, under this Section 8.03(h) shall be payable until the occurrence of any action by any tax authority that is final or, if not final, is acquiesced in by the party subject to liability under this Section 8.03(h) during the course of any audit or any proceeding relating to Taxes. All payments required to be made by either Seller or Purchaser pursuant to this
Section 8.03(h) shall be made within ten (10) days of receipt, in the case of a refund, and within ten (10) days of the occurrence of the event described in the immediately preceding sentence in all other cases.

                 8.04 The terms and provisions of Sections 8.03(g) and (h) shall control and govern with respect to the matters covered thereby notwithstanding any terms and provisions of Sections 9.03 through 9.05 to the contrary.

                                   ARTICLE IX

                          Indemnification of Purchaser

                 9.01 Seller agrees to indemnify and hold Purchaser harmless against any loss, damage or expense (including reasonable attorneys' fees) suffered by Purchaser, the Company or any Subsidiary resulting from (a) any breach by Seller of this Agreement; (b) any inaccuracy in or breach of any of the representations, warranties or covenant made by Seller herein (including on the Schedules hereto); (c) any inaccuracy or misrepresentation in the Schedules hereto or in any certificate or affidavit delivered by Seller at the Closing in accordance with the provisions of this Agreement; (d) any of the matters disclosed on Schedule 7.14, and (e) the following matters: (i) the costs and any other liabilities associated with the closings of the Chivasso and Casalnouvo plants (including any liability for lease payments if the leases cannot be terminated and for relocating or terminating employees), (ii) the costs and any other liabilities of the Gilardini Seats Group relating to Elcat S.p.A. or MASTAL arising out of or relating to periods prior to the Closing Date or as a result of any breach of the representations and warranties set forth in Section 7.22, including liabilities arising in any bankruptcy, reorganization or similar proceeding with respect to such supplier and liabilities arising from actions taken by Gilardini, or, prior to Closing, SEPI or any other Person in the Gilardini Seats Group and any requirement to find other sources of supplies because of these problems, (iii) any costs or liabilities associated within Cousin Italiana, and (iv) any liability for customs duties arising from the transfer of assets to SEPI Poland.

                 9.02     Purchaser's right to indemnification pursuant to
Section 9.01 hereof is subject to the following specific limitations:

                 (a) Purchaser shall not be entitled to assert any right of indemnification hereunder for any loss, damage or expense suffered by Purchaser, the Company or any Subsidiary arising from a breach of the warranties, representations and covenants contained in Article VIII ("Tax Claims") after the expiration of the statute of limitations (including any extensions thereof) imposed by applicable law with respect to liability for Taxes for all taxable years or periods ending on or prior to the Closing Date, except that if there shall then be pending any dispute, claim, proceeding or action involving a Tax Claim under this Agreement, Purchaser shall continue to have the right to be indemnified with respect to such Tax Claim.

                 (b) Purchaser shall not be entitled to assert any right of indemnification hereunder for any loss, damage or expense suffered by Purchaser, the Company or any Subsidiary arising from a breach by the Company or Seller of any covenant, agreement, warranty or representation set forth in Articles V and VII, respectively ("General Warranty Claims"), after the third anniversary date of the Closing Date, except that (i) if there shall then be pending any dispute, claim, proceeding or action involving a General Warranty Claim under this Agreement, Purchaser shall continue to have the right to be indemnified with respect thereto, (ii) claims for a breach by Seller of any of the covenants, warranties or representations set forth in Section 7.15 shall survive until the later of (A) the tenth anniversary of the Closing Date or (B) if such a claim is pending on the tenth anniversary of the Closing Date, until such claim is resolved, and (iii) claims for a breach by the Company or Seller of any of the warranties or representations set forth in Section 7.01 or 7.04 hereof or of the covenants set forth in Section 5.09 and 7.14(g) shall survive without limitation.

                 (c) Purchaser shall not be entitled to indemnification hereunder for General Warranty Claims until the aggregate losses, damages or expenses suffered by Purchaser, the Company or any Subsidiary with respect thereto exceed four hundred million

Italian Lira (Lit 400,000,000) (said amount is hereinafter sometimes referred to as the "Threshold"), whereupon Purchaser shall be entitled to indemnification hereunder for General Warranty Claims from Seller for the aggregate losses, damages or expenses suffered by Purchaser with respect to all General Warranty Claims in excess of the Threshold, provided, however, Seller shall in no event be liable to Purchaser hereunder for General Warranty Claims in an amount exceeding sixty five billion Italian Lira (Lit 65,000,000,000) in aggregate; provided, further, that the limitations set forth in this Section 9.02(c) shall not apply to claims for breaches of the covenants, warranties or representations set forth in Sections 5.09, 7.14(g) or 7.15.

                 (d) The provisions of Sections 9.02(a) and (b) hereof shall not limit or restrict any indemnification claims of Purchaser with respect to any covenants, agreements, warranties or representations of Seller set forth in this Agreement other than those constituting Tax Claims and General Warranty Claims, respectively. In addition, Section 9.02(c) shall apply solely to General Warranty Claims and not to Tax Claims or other claims.

                 9.03 Upon obtaining knowledge of any claim or demand which has given rise to, or could reasonably give rise to, a claim for indemnification hereunder, Purchaser shall promptly give written notice of such claim or demand to Seller ("Notice of Claim"). Purchaser shall furnish to Seller in reasonable detail such information as Purchaser may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it, the Company or any Subsidiary and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Sections 9.02(a) or 9.02(b) hereof, no failure or delay by Purchaser in the performance of the foregoing shall reduce or otherwise affect the obligation of Seller to indemnify and hold Purchaser harmless, except to the extent that such failure or delay shall have adversely affected Seller's ability to defend (including because Purchaser's failure to give notice promptly did not allow Seller sufficient preparation time) against, settle or satisfy any liability, damage, loss, claim or demand for which Purchaser is entitled to indemnification hereunder.

                 9.04     (a)    If the claim or demand set forth in the Notice
of Claim given by Purchaser pursuant to Section 9.03 hereof is a claim or demand asserted by a third party, Seller shall have fifteen (15) business days after the Date of the Notice of Claim to notify Purchaser in writing of its election to defend such third party claim or demand on behalf of the Purchaser, the Company or any Subsidiary. If Seller elects to defend such third party claim or demand, Purchaser shall make available to Seller and his agents and representatives all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist Seller in the defense of, such third party claim or demand, and so long as Seller is defending such third party claim in good faith, Purchaser shall not pay, settle or compromise such third party claim or demand. If Seller elects to defend such third party claim or demand, Purchaser shall have the right to participate in the defense of such third party claim or demand, at Purchaser's own expense. If Seller does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, Purchaser shall have the right, in addition to any other right or remedy it may have hereunder, at Seller's expense, to defend such third party claim or demand; provided, however, that
(a) Purchaser shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; and (b) Purchaser's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of Seller under the agreements of indemnification set forth in Section 9.01 hereof.
Notwithstanding the foregoing, if Purchaser shall determine in its sole discretion that the outcome of a third party claim or demand pursuant to
Section 9.04 hereof could have a material effect on the ongoing business of the Gilardini Seats Group after the Closing Date, Purchaser shall have fifteen (15) business days to notify Seller of its superseding right to defend such third party claim or demand. Purchaser's defense of a claim or demand described in the preceding sentence shall be at Purchaser's expense, however, any loss or damage arising therefrom shall be covered by Seller's indemnification obligation to Purchaser under this Article IX, provided, however, Purchaser shall not settle any such action or proceeding without the prior written consent of Seller, which consent will not be unreasonably withheld, and Seller agrees to indemnify and hold Purchaser harmless from and against any loss, claim, damage, liability or expense by reason of such settlement.

                          (b)    If the claim or demand set forth in the Notice
of Claim given by Purchaser pursuant to Section 9.03 hereof involves an accounting issue challenging the amount or treatment of an item appearing on or excluded from the financial statements of any of the Gilardini Seats Group referred to in this Agreement, Seller shall have fifteen (15) business days after the Date of the Notice of Claim to notify Purchaser in writing of its objection to the treatment of such accounting issue by Purchaser in the Notice of Claim and shall simultaneously submit to Purchaser a written report setting forth in reasonable detail its proposed resolution of such accounting issue.
In the event Seller and the Purchaser fail to agree on any resolution of any such accounting issue within thirty (30) days after Purchaser receives such notice of objection, then Seller and Purchaser mutually agree that the Milan, Italy office of Ernst & Young, certified public accountants ("Independent Auditors"), shall make the final determination with respect to such accounting issue. The decision of the Independent Auditors shall be final and binding on Seller and Purchaser. The costs and expenses of the Independent Auditors and their services rendered pursuant to this Section 9.04(b) shall be borne equally by Seller and the Purchaser. Notwithstanding any other provision of this Section 9.04(b), if Seller and Purchaser are unable to agree that the claim or demand set forth on the Notice of Claim involves an accounting issue, such dispute shall be governed by the arbitration provisions set forth in Section 15.10 hereof.

                 9.05 Except for (i) third party claims being defended in good faith and (ii) claims involving accounting issues that Seller has objected to pursuant to Section 9.04(b) hereof, Seller shall satisfy its obligations hereunder within thirty (30) days after the Date of Notice of Claim. Seller shall satisfy all claims being resolved pursuant to Section 9.04(b) hereof within fifteen (15) business days after the earlier of (i) the date upon which Seller and Purchaser agree on the resolution of the accounting issues, or (ii) the date of Independent Auditors determination of the resolution of the accounting issues. Notwithstanding the foregoing, in the event a third party claim or demand is asserted against Purchaser, the Company or any Subsidiary pursuant to which Purchaser, the Company or any Subsidiary is required to make payment prior to the expiration of such 30 day period, Seller shall satisfy its indemnification obligation with respect to such claim or demand no later than 24 hours prior to the time such third party claim or demand is required to be paid by Purchaser, the Company or any Subsidiary.

                 9.06     With respect to Tax Claims, to the extent Sections
9.03 through 9.05 are inconsistent with Article VIII hereof, Article VIII shall govern and control.

                 9.07 The term "Date of the Notice of Claim" as used in this Article IX shall mean the date the Notice of Claim is effective pursuant to Section 15.11(c) of this Agreement.

                                   ARTICLE X

                       Warranties and Representations of
                                   Purchaser

                 Purchaser warrants and represents to and covenants with Seller as follows:

                 10.01 Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with corporate power and authority to own its properties and to conduct its business as now conducted.

                 10.02 Prior to the Closing Purchaser shall have taken all requisite corporate action to approve this Agreement.

                 10.03 The execution and delivery of this Agreement by Purchaser and the performance of its respective obligations hereunder will not conflict with or constitute a default under its Charter or By-laws or, upon the satisfaction of the condition set forth in Section 11.09, under any note, debt instrument, security agreement or mortgage, or any other agreement or commitment binding upon Purchaser or upon any of its properties.

                 10.04 The Purchaser confirms that it is acquiring the Purchased Shares for investment for its own account and not with a view to the sale or distribution of any part thereof.

                                   ARTICLE XI

                 Conditions of Closing Applicable to Purchaser

                 The obligations of Purchaser hereunder (including the obligation of Purchaser to close the transactions herein contemplated) are subject to the following conditions precedent:

                 11.01 Neither Purchaser nor Seller shall have terminated this Agreement pursuant to Section 13.01 hereof.

                 11.02 The warranties and representations made by Seller herein to Purchaser shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date and Seller shall have performed and complied with all agreements, covenants and conditions on their part required to be performed or complied with on or prior to the Closing Date (including making all deliveries required by Sections 3.02(a), 5.03, 5.07 and 5.08 hereof); and at the Closing, Purchaser shall have received a certificate executed by a duly authorized Managing Director or other duly authorized executive officer of Seller to the foregoing effect.

                 11.03 Between the Closing Balance Sheet Date and the Closing Date and between the date hereof and the Closing Date there shall have been no materially adverse change in the position, financial or otherwise, or the operations, prospects, assets, liabilities or results of operations of the Gilardini Seats Group.

                 11.04 The Italian Antitrust Approval shall have been obtained on terms reasonably satisfactory to Purchaser and shall include approval of the Supply Agreement and of the Non-Solicitation, Confidentiality and Non-Compete Agreement.

                 11.05 No investigation, action, suit or proceeding by any governmental or regulatory commission, agency, body or authority, and no action, suit or proceeding by any other Person, shall be pending on the Closing Date that challenges, or might result in a challenge to, this Agreement or any transactions contemplated hereby, or which claims, or might give rise to a claim for, damages in a material amount as a result of the consummation of this Agreement.

                 11.06 All consents, approvals or authorizations of any governmental authority or other Person required on the part of the Company or any Subsidiary in connection with the performance by the Company and Seller of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the consent of the Seller's joint venture partners and their parent corporations, if applicable, in Industrias Cousin Freres, S. L. and Markol to continue such joint ventures on a basis consistent with past practices and in accordance with the terms of the existing agreements between such joint venture parties, on terms satisfactory to Purchaser, shall have been duly obtained and shall be in full force and effect as of the Closing Date, and the Company and the Subsidiaries shall have complied with any applicable provisions of law requiring any notification, declaration, filing, registration and/or qualification with any governmental authority in connection with such performance and consummation.

                 11.07 Purchaser shall have entered into employment arrangements or agreements with certain key management of SEPI on terms satisfactory to Purchaser.

                 11.08 The Closing Balance Sheet shall show (a) that the Financial Debts of the Company and the Company Subsidiaries as of September 30, 1994 did not exceed one hundred billion Italian lira (Lit 100,000,000,000) and were not lower than eighty billion Italian lira (Lit 80,000,000,000) and (b) the aggregate amount of the Shareholders' Equity plus the Financial Debts of the Company and the Company Subsidiaries as of September 30, 1994 (i) was not less than eighty billion Italian lira (Lit 80,000,000,000) and (ii) is consistent with the attainment of the 1994 budget previously provided to the Purchaser.

                 11.09 Purchaser shall have entered into an amendment to its Amended and Restated Credit Agreement dated as of October 25, 1993 which will permit the consummation of the transactions contemplated by this Agreement.

                 11.10    (a)    Within five (5) business days after the
execution of this agreement Bertrand Faure shall have reaffirmed on terms acceptable to Purchaser (i) its waiver of its right of first refusal under the Bylaws of SEPI with respect to the transactions contemplated by this Agreement and (ii) that the BF Company Shares are subject to a call option of Seller in the event of a sale of Seller's stock of the Company; and (b) at least five (5) business days prior to the Closing Date Bertrand Faure shall have delivered the BF Company Shares to an escrow agent to be held in escrow, together with irrevocable instructions to sell the BF Company Shares to Seller upon the consummation of the sale of the Purchased Shares pursuant to this Agreement.

                 11.11 The Board of Directors of the Purchaser shall have approved this Agreement.

                 11.12 The results of the due diligence investigation conducted by Purchaser and its representatives shall not have, in Purchaser's judgment, revealed circumstances that materially detrimentally affect the Gilardini Seats Business as represented by the Financial Statements, Projections or other business information delivered by Seller to Purchaser in connection with Purchaser's due diligence investigation and Purchaser shall otherwise be satisfied with the results of its due diligence investigation.

                 11.13 An increase in the authorized capital stock of SEPI Poland shall have been approved and registered by the appropriate court and title to all of the assets reflected in the Poland Balance Sheet shall have been acquired by SEPI Poland. All agreements and understandings required by
Section 5.08 hereof
shall have been mutually agreed and executed and delivered by the parties thereto.

                 11.14 The Closing Financial Statements and the Poland Closing Balance Sheet shall not differ in any material respect from the Preliminary Financial Statements and the Poland Preliminary Closing Balance Sheet, respectively.

                 11.15 The parties hereto, the Company and the Company Subsidiaries shall have complied with the Article 47 Procedure.

                 11.16 Seller shall have delivered to Purchaser completed Schedules to this Agreement and those Schedules shall be acceptable to Purchaser.

                 11.17 The Company shall have entered into a three year supply agreement with MASTAL (the "MASTAL Supply Agreement") on terms and conditions approved in writing by Purchaser, and the Company shall not have entered into the MASTAL Supply Agreement without obtaining such approval from Purchaser.

                          Purchaser shall have the right to waive any of the
foregoing conditions precedent.

                                  ARTICLE XII

                   Conditions to Closing Applicable to Seller

                 The obligations of Seller hereunder (including the obligation of Seller to close the transactions herein contemplated) are subject to the following conditions precedent:

                 12.01 Neither Purchaser nor Seller shall have terminated this Agreement pursuant to Section 13.01 hereof.

                 12.02 All warranties and representations made by Purchaser herein to Seller shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such warranties and representations had been made on and as of the Closing Date, and Purchaser shall have performed and complied with all agreements, covenants and conditions on its part required to be performed or complied with on or prior to the Closing Date (including making all deliveries required by Section 3.02(b) hereof) and at the Closing, Seller shall have received a certificate executed by the President or any Vice President of Purchaser to the foregoing effect.

                 12.03 The Italian Antitrust Approval shall have been obtained.

                 12.04 No investigation, action, suit or proceeding by any governmental or regulatory commission, agency, body or authority, and no action, suit or proceeding by any other Person shall be pending on the Closing Date that challenges or might result in a challenge to this Agreement or any transaction contemplated hereby, or which claims, or might give rise to a claim for, damages in a material amount as a result of the consummation of the transactions contemplated hereby.

                 Seller shall have the right to waive any of the foregoing conditions precedent.

                                  ARTICLE XIII

                                  Termination

                 13.01 This Agreement may be terminated at any time prior to the Closing as follows, and in no other manner:

                 (a)    by mutual consent of Purchaser and Seller;

                 (b) by Purchaser or by Seller, if at or before the Closing any conditions set forth herein for the benefit of the Purchaser or Seller, respectively, shall not have been timely met or cannot be timely met;

                 (c) by Purchaser or by Seller if the Closing of the transactions contemplated by this Agreement shall not have occurred on or before November 30, 1994, or such later date as may have been agreed upon in writing by the parties hereto;

                 (d) by Purchaser or by Seller if any representation or warranty made herein for the benefit of Purchaser or Seller, respectively, or in any certificate, schedule or documents furnished to Purchaser or Seller, respectively, pursuant to this Agreement is untrue in any material respect; or

                 (e) by Purchaser if Seller shall have defaulted in any material respect in the performance of any material obligation under this Agreement, and by Seller if Purchaser shall have defaulted in any material respect in the performance of any material obligation under this Agreement.

                                  ARTICLE XIV

                     Certain Understandings and Agreements

                 14.01 Purchaser covenants and agrees that within one month of the Closing Date, the Company will replace, or Purchaser will cause the Company to replace, all the existing indebtedness owed to Fiat S.p.A. and other short-term bank debt procured by Fiat S.p.A., which indebtedness is to be identified by Seller in writing five (5) business days following Closing and which is preliminarily estimated to be eighty eight billion Italian Lira (Lit 88,000,000,000) as of November 30, 1994, with third- party bank credit lines. Seller covenants and agrees to assist Purchaser in obtaining the most favorable conditions for such financing according to the then prevailing financial market situation.

                 14.02 Seller shall use its best efforts to assist the Purchaser in obtaining the grants of nine billion five hundred million (Lit 9,500,000,000) Italian Lira (the "Financial Accommodation"), and low interest rate loans of approximately twenty-seven billion Italian Lira (Lit 27,000,000,000) applied for with the Italian Ministry for Investments in the South of Italy. Seller represents and warrants to Purchaser that the applications for the Financial Accommodation and such loans comply with applicable law and other requirements, and Seller is not aware of any reason why the Financial Accommodation and such loans will not be granted. If the Financial Accommodation has not been received by the Company or SEPI SUD by December 31,

1996, Seller hereby guarantees 70% of the Financial Accommodation and agrees to pay to the Company or SEPI SUD, as directed by Purchaser, three equal annual installments of 2,216,666,666 Italian Lira on each of December 31, 1996, 1997 and 1998. In the event the Company or SEPI SUD receives the Financial Accommodation after December 31, 1996, Purchaser agrees to repay, or cause to be repaid, without interest, to Seller an amount representing all such installment payments received from Seller to date, but in no event shall such repayment from Purchaser to Seller exceed the amount of the Financial Accommodation received by Purchaser. Seller represents and warrants that 80% of such investment required to be made in Melfi for purposes of being entitled to the entire Financial Accommodation has been made or committed and that regardless of any future investment to be made in Melfi, the Financial Accommodation that Purchaser is eligible to receive will be at least 7,600,000,000 Italian Lira.

                 14.03 In order to assist Purchaser, the Company and the Subsidiaries with certain severance, productivity and other costs associated with the continuing rationalization of certain facilities of the Company and the Subsidiaries, Seller agrees, as a final settlement with respect to certain of such identified costs, to pay to Purchaser or the Company, as the Purchaser shall direct, 11,000,000,000 Italian Lira, without interest thereon, payable as follows (i) 3,750,000,000 Italian Lira on December 31, 1995, (ii) 3,750,000,000
Italian Lira on December 31, 1996, (iii)

1,750,000,000 Italian Lira on December 31, 1997, and (iv) 1,750,000,000 Italian
Lira on December 31, 1998.

                 14.04 Within five (5) business days of a request by Purchaser, Seller shall deliver to Purchaser its most recently available financial statements, which financial statements shall show Seller's net worth determined in accordance with GAAP.

                 14.05 As a final settlement with respect to certain differences between the 1995 Budget and the terms of the Supply Agreement, Seller agrees to pay to Purchaser or the Company, as the Purchaser shall direct, nine billion Italian Lira (Lit 9,000,000,000) in the aggregate, without interest thereon, payable in six equal installments of one and one-half billion Italian Lira (Lit 1,500,000,000) on December 31, 1994, January 31, 1995, February 28, 1995, March 31, 1995, April 30, 1995 and May 31, 1995.

                                   ARTICLE XV

                                 Miscellaneous

                 15.01    (a)    If this Agreement is consummated, Seller shall
pay the costs and expenses (including attorneys' fees and other legal costs and expenses and accounting fees and other accounting costs and expenses) incurred by the Company, any Subsidiaries and Seller in connection with this Agreement and the transactions contemplated hereby.

                 (b) If this Agreement is not consummated, Seller shall, or shall cause the Company or the Subsidiaries to, pay the costs and expenses (including attorneys' fees and other legal costs and expenses and accountant's fees and other accounting costs and expenses) incurred by the Company, any Subsidiaries and Seller in connection with this Agreement and the transactions contemplated hereby.

                 (c) Whether or not this Agreement is consummated, Purchaser shall pay all of the costs and expenses (including attorneys' fees and other legal costs and expenses and accountants' fees and other accounting costs and expenses) incurred by it in connection with this Agreement and the transactions contemplated hereby.

                 (d) Except as otherwise provided herein, Seller and Purchaser shall each pay one-half of all stamp duty, transfer, sales, use or similar taxes applicable to, imposed upon or arising as a result of the purchase and sale of the Purchased Shares pursuant to this Agreement, as well as one-half of any notary fees relating to the confirmation of the title to the real property owned by the Company or the Controlled Subsidiaries, pursuant to this Agreement.

                 15.02    (a)    Neither the Company nor Seller has retained
any broker, finder, investment banker or financial advisor in connection with this Agreement or the transactions contemplated hereby, nor has Fiat, Seller, the Company or any Subsidiary entered into any agreement or understanding with any employee or agent of Fiat, Seller, the Company or any Subsidiary pursuant to which such employee or agent would be entitled to a bonus, success fee or other payment as a result of the consummation of any of the transactions contemplated hereby; and the Company has not incurred or paid, and neither Purchaser nor the Company or any Subsidiary will incur or be required to pay, any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or any transactions contemplated hereby to any Person acting as broker, finder, investment banker, financial advisor or in any similar capacity on behalf of the Company or Seller.

                 (b) The Purchaser has not retained any broker, finder, investment banker or financial advisor in connection with this Agreement or the transactions contemplated hereby; except that Purchaser has retained certain financial advisors and shall be solely responsible for payment of their fees; and neither the Company nor Seller will incur or be required to pay any broker's, finder's, investment banker's, financial advisor's or similar fee in connection with this Agreement or the transactions contemplated hereby to any Person acting as broker, finder, investment banker, financial advisor or in any similar capacity on behalf of Purchaser.

                 (c) Purchaser and Seller agree to hold each other harmless from any loss, damage or expense resulting from a breach by such party of their respective warranties set forth in this Section 15.02.

                 15.03 All warranties, representations, agreements and covenants made by the respective parties hereto in this Agreement shall survive the Closing Date, subject to the limitations set forth in Sections 9.02(a) and (b) hereof.

                 15.04 This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder, and supersedes all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the date hereof including, without limitation, the letter agreements dated July 14, 1994, July 24, 1994 and August 10, 1994 and the Memorandum of Understanding dated August 25, 1994 between Seller and Purchaser. No waiver and no modification or amendment of any provisions of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

                 15.05 Prior to the Closing Date, all notices to third parties and other publicity relating to the transaction contemplated by this Agreement shall be jointly planned, coordinated and agreed to by Purchaser and Seller. Prior to the Closing Date none of the parties hereto shall act unilaterally in this regard without the prior written approval of the others; however, such approval shall not be unreasonably withheld.

                 15.06 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which, together, shall constitute one and the same instrument.

                 15.07 If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof.

                 15.08 None of the parties hereto shall transfer or assign (by designation or otherwise) any of their rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that (i) in the event of the anticipated merger of Magneti Marelli S.p.A. into Seller, no such written consent shall be required and the survivor of such merger shall succeed to all rights and obligations of Seller hereunder and (ii) Purchaser may transfer or assign (by designation of another Person pursuant to Section 1401 of the Italian Civil Code or otherwise) at any time before or after the Closing any or all of its rights and obligations hereunder to a third Person in which Purchaser, directly or indirectly, owns 50% or more of the voting capital stock and in each case no consent of any other party hereto shall be required. In the case of a transfer or assignment described in the foregoing proviso the transferee, assignee or surviving corporation shall be the "Purchaser" or "Seller", as the case may be for all purposes hereunder, however, Lear Seating Corporation shall remain jointly and severally liable for all obligations of Purchaser hereunder. This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties hereto.

                 15.09 The captions of the various Articles of this Agreement have been inserted only for convenience and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

                 15.10 This Agreement shall be governed by Italian law. Any disputes arising out of or in connection with this Agreement or a related agreement, in particular any disputes as to their existence, validity, interpretation performance or non- performance, whether arising before or after the expiration of this Agreement, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration. The place of arbitration shall be London, England and the English language shall be the language of the arbitration. The arbitral tribunal shall be composed of three arbitrators, with one arbitrator designated by the Seller and one designated by the Purchaser. The arbitrators shall be fluent in the English language and shall have significant experience with contracts for the acquisition of companies at an international level. The arbitrators shall decide any dispute and shall render their award in accordance with the terms of this Agreement and Italian law. The parties agree that any such award hereunder may be submitted to a court of competent jurisdiction for enforcement thereof.

                 15.11    (a)    All notices, requests, demands and other
communications under this Agreement shall be in writing and delivered in person or sent by courier or facsimile and properly addressed as follows:

                 To Purchaser:

                 Lear Seating Corporation
                 21557 Telegraph Road
                 Southfield, Michigan  USA  48034
                 Facsimile No.: (810) 746-1593
                 Confirm No.:   (810) 746-1513
                 Attention:  Mr. James H. Vandenberghe

                 With Copies to:

                 Lear Seating Corporation
                 21557 Telegraph Road
                 Southfield, Michigan  USA  48034
                 Facsimile No.: (810) 746-1677
                 Confirm No.:   (810) 746-1003
                 Attention:  Joseph F. McCarthy

                 Winston & Strawn
                 35 West Wacker Drive
                 Chicago, Illinois  60601
                 Facsimile No: (312) 558-5700
                 Confirm No.:  (312) 558-5600
                 Attention:  John L. MacCarthy

                 To the Company:

                 Gilardini S.p.A.
                 Corso Giulio Cesare, 300
                 10154 Turin, Italy
                 Facsimile No.: (11) 242-0938
                 Confirm No.:   (11) 268-3413
                 Attention:  Mr. Piero Maritano

                 With a Copy to:

                 Gilardini S.p.A.
                 Corso Giulio Cesare, 300
                 10154 Turin, Italy
                 Facsimile No.: (11) 242-0938
                 Confirm No.:   (11) 268-3413
                 Attention:  General Counsel

                 (b) Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

                 (c) All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section
15.11 if delivered personally, shall be effective upon receipt; if delivered by courier, shall be effective upon receipt; and if delivered by facsimile, shall be effective upon confirmation of receipt.

                 15.12 Whenever a representation, warranty or other statement is made to the knowledge of a party in this Agreement, such representation, warranty or statement shall be deemed made to the best of such party's knowledge after due investigation.

                 15.13 Except as otherwise expressly provided herein, all amounts expressed in this Agreement and all payments required by this Agreement are in Italian Lira.

                 15.14 In connection with the creation of SEPI Poland, Seller and Purchaser acknowledge that all representations and warranties pertaining to SEPI Poland shall be exclusively provided for in, and enforceable according to, the provisions of this Agreement.

                 15.15 Although this Agreement is dated as of November 15, 1994, it shall be effective only from and after the actual time of its execution and delivery by Seller and Purchaser set forth on the following signature pages.

                          [Signature pages to follow]

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement as of the day and year set forth following the signatures of the parties hereto.

                                             LEAR SEATING CORPORATION



                                             By:
                                                --------------------------------

                                             Title:
                                                   -----------------------------

                                             Date:
                                                  ------------------------------




STATE OF MICHIGAN         )
                          ) SS.
COUNTY OF OAKLAND         )

                 I, ___________________________, a Notary Public in and for
said County, in the State aforesaid, DO HEREBY CERTIFY that James H. Vandenberghe, personally known to me to be the Executive Vice President and Chief Financial Officer of Lear Seating Corporation, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered said instrument as Executive Vice President and Chief Financial Officer of said corporation, as his free and voluntary act, and as the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.


                 GIVEN under my hand and notarial seal this 15th day of November.



                                  --------------------------------------------
                                                   Notary Public

                                  My Commission Expires:
                                                        ----------------------

                                             GILARDINI S.p.A.



                                             By:
                                                --------------------------------
                                             Title:
                                                   -----------------------------
                                             Date:
                                                  ------------------------------

                                    EXHIBITS



                                                                   Section
Exhibit                         Description                       Reference
- -------                         -----------                       ---------

   A                    Financial Debts                           1.02

   B                    Financial Statements                      1.02

   C                    Preliminary Poland Closing
                          Balance Sheet                           1.02

   D                    Poland Financial Statements               1.02

   E                    Preliminary Closing
                           Financial Statements                   1.02

   F                    List of Subsidiaries                      1.02

   G                    Purchase Price Allocation                 2.02(c)

   H                    Accounting and Inventory Policies         2.03(b)

   I                    SEPI Poland Share Purchase
                           Agreement                              3.02(a)(ii)

   J                    Opinion of Altheimer & Grey               3.02(a)(xii)

   K                    Supply Agreement                          3.02(a)(xiii)

   L                    Non-Solicitation, Confidentiality
                           and Non-Compete Agreement              3.02(a)(xiv)

   M                    Authorized Purchaser
                           Representative                         5.02

                           LEAR SEATING CORPORATION
                             21557 TELEGRAPH ROAD
                       SOUTHFIELD, MICHIGAN - USA 48034


                                                     November 30, 1994


GILARDINI S.p.A.
Corso Giulio CeSare, 300
10154 Turin, Italy



Ladies and Gentlemen:

        Reference is made to that certain Stock Purchase Agreement dated as of November 15, 1994 (the "Purchase Agreement") by and between Gilardini S.p.A., a corporation organized under the laws of Italy ("Seller"), and Lear Seating Corporation, a Delaware corporation ("Purchaser"). This letter confirms and evidences the agreement between Seller and Purchaser (i) to change the date of the Closing (as defined in the Purchase Agreement) of the transactions contemplated by the Purchase Agreement and the Closing Date (as defined in the Purchase Agreement) from November 30, 1994 to December 13, 1994; (ii) to replace "November 30, 1994" with "December 13, 1994" in Sections 3.01 and 13.01(c) of the Purchase Agreement and (iii) to add the following section immediately after Section 11.17:

        "11.18   The Purchaser and Seller shall have entered into a letter
agreement or agreements to resolve the issues raised by the Closing Financial Statements on terms acceptable to Purchaser and Seller.".

        As amended as set forth above the Purchase Agreement shall continue in full force and effect.

                                     Sincerely,




                                     LEAR SEATING CORPORATION

                                     By: /s/
                                            ------------------------

                                            ------------------------


 Accepted and Agreed this
 30th day of November, 1994



 GILARDINI S.p.A.

 By: /s/
         -------------------------
 Its: Chief Operating Officer
      ----------------------------

                    [LEAR SEATING CORPORATION LETTERHEAD]



                                                                       ANNEX B



                                                        December 13, 1994


GILARDINI S.p.A.
Corso Giulio Cesare, 300
10154 Turin, Italy


Ladies and Gentlemen:

        Reference is made to that certain Stock Purchase Agreement dated as of November 15, 1994, and amended on November 30, 1994 (the "Purchase Agreement") by and between Gilardini S.p.A., a corporation organized under the laws of Italy ("Seller"), and Lear Seating Corporation, a Delaware corporation ("Purchaser"). This letter confirms and evidences the agreement between Seller and Purchaser (i) to change the date of the Closing (as defined in the Purchase Agreement) of the transactions contemplated by the Purchase Agreement and the Closing Date (as defined in the Purchase Agreement) from December 13, 1994 to December 15, 1994; (ii) to replace "December 13, 1994" with "December 15, 1994" in Sections 3.01 and 13.01(c) of the Purchase Agreement; and (iii) to delete Section 14.05 and replace it with the following:

        "14.05 As a final settlement with respect to certain differences between the 1995 Budget and the terms of the Supply Agreement and the Side Letter attached thereto relating to Italian supplies, Seller agrees to pay to Purchaser or the Company, as the Purchaser shall direct, fourteen billion Italian Lira (Lit. 14,000,000,000) in the aggregate, without interest thereon, payable in six equal installments of one and one half billion Italian Lira (Lit. 1,500,000,000) on December 31, 1994, January 31, 1995, February 28, 1995, March
31, 1995, April 30, 1995 and May 31, 1995 and in one final installment of five billion Italian Lira (Lit. 5,000,000,000) on December 31, 1995."

        As amended as set forth above the Purchase Agreement shall continue in full force and effect.

                                              Sincerely,


                                   LEAR SEATING CORPORATION

                                   By:/s/
                                      -----------------------------
                                   Its: Vice President - Secretary
                                        ---------------------------

Accepted and Agreed this
13th day of December, 1994

GILARDINI S.p.A.

By:/s/
   -----------------------------
Its:  Chief Operating Officer
      ---------------------------

                        EXHIBITS

                                                  Section
Exhibit               Description                Reference
- -------               -----------                ---------

   A           Financial Debts                     1.02

   B           Financial Statements                1.02

   C           Preliminary Poland Closing
                 Balance Sheet                     1.02

   D           Poland Financial Statements         1.02

   E           Preliminary Closing
                 Financial Statements              1.02

   F           List of Subsidiaries                1.02

   G           Purchase Price Allocation           2.02(c)

   H           Accounting and Inventory
                 Policies                          2.03(b)

   I           SEPI Poland Share Purchase
                 Agreement                          3.02(a)(ii)

   J           Opinion of Altheimer & Grey          3.02(a)(xii)

   K           Supply Agreement                     3.02(a)(xiii)

   L           Non-Solicitation, Confidentiality
                 and Non-Compete Agreement          3.02(a)(xiv)

   M           Authorized Purchaser
                 Representative                     5.02

                                  EXHIBIT A

                               Financial Debts

Financial Debts shall mean the algebraic sum of the following items included in the SEPI S.p.A. and SEPI Sud S.p.A. financial statements:

A)    -    Cash on hand and at bank (inclusive of related interest)

      - Financial receivables due from FIAT S.p.A. and subsidiaries' centralized treasury management services (inclusive of related interest), including:

                 FIAT S.p.A.
                 FIAT GeVa S.p.A.
                 SICIND
                 SAPAV

      -    Financial receivables due from FIAT S.p.A. for VAT

B)    +    Short-term bank debt (current accounts, advances, overdrafts, all inclusive of related interest)

      +    Long-term bank debt (inclusive of related interest)

      + Financial payables due to FIAT S.p.A. and subsidiaries' centralized treasury management services (inclusive of related interest), including:

                 Fiat S.p.A.
                 Fiat GeVa S.p.A.
                 SICIND
                 SAPAV

      +    Financial payables due to FIAT S.p.A. for VAT

                                 EXHIBIT 99.1



                               FIAT SEAT BUSINESS
                    (an operating unit of Gilardini S.p.A.)


                         COMBINED FINANCIAL STATEMENTS
                AS OF DECEMBER 31, 1993 AND SEPTEMBER 30, 1994,
                      TOGETHER WITH REPORT OF INDEPENDENT
                               PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Gilardini S.p.A.:

We have audited the combined balance sheets of the Fiat Seat Business (an operating unit of Gilardini S.p.A. as described in Note 1 to the financial statements) at December 31, 1993 and September 30, 1994, and the related combined statements of operations, changes in shareholders' investments and cash flows for the years ended December 31, 1992 and 1993 and for the nine months ended September 30, 1994. These financial statements are the responsibility of the combined entity's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.
An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Fiat Seat Business at December 31, 1993 and September 30, 1994 and the results of its operations and its cash flows for the years ended December 31, 1992 and 1993 and for the nine months ended September 30, 1994, in conformity with United States generally accepted accounting principles.

                                            ARTHUR ANDERSEN & CO. s.a.s.



Turin, Italy
November 30, 1994

                               FIAT SEAT BUSINESS
                    (an operating unit of Gilardini S.p.A.)

                            COMBINED BALANCE SHEETS

            AS OF DECEMBER 31, 1993 AND SEPTEMBER 30, 1994, (Note 1)
                         (In millions of Italian Lire)


                                                                               Dec. 31,       Sept. 30,
                                     ASSETS                                      1993            1994
                                     ------                                   ----------      -----------
 CURRENT ASSETS:
     Cash                                                                         4,184            1,759
     Financial receivables due from related parties (Note 4)                     17,126           13,351
     Trade receivables-
        Related parties (Note 4)                                                214,529          210,874
        Other customers (net of allowances for doubtful accounts of
           Lire 2,017 and Lire 2,404 respectively)                               12,003           40,758
     Inventories (Note 5)                                                        25,367           31,320
     Other receivables and prepayments (Note 6)                                  16,559           23,643
                                                                                -------          -------
               Total current assets                                             289,768          321,705
                                                                                -------          -------




 PLANT, PROPERTY AND EQUIPMENT:
     Land and buildings                                                          27,261           35,946
     Machinery and equipment                                                     59,001           77,554
     Construction in progress and advances                                       18,310           4,606
                                                                                -------          -------
                                                                                104,572          118,106
     Less- Accumulated depreciation                                             (24,432)         (32,513)
                                                                                -------          -------
               Total plant, property and equipment, net                          80,140           85,593
                                                                                -------          -------
 OTHER ASSETS:
     Investments in affiliates (Note 7)                                           7,531            7,333
     Intangibles and deferred charges, net                                        1,465              823
                                                                                -------          -------
               Total other assets                                                 8,996            8,156
                                                                                -------          -------
               Total assets                                                     378,904          415,454
                                                                                =======          =======


                 The notes to the combined financial statements form an integral part of these balance sheets.

                               FIAT SEAT BUSINESS
                    (an operating unit of Gilardini S.p.A.)

                            COMBINED BALANCE SHEETS

            AS OF DECEMBER 31, 1993 AND SEPTEMBER 30, 1994, (Note 1)
                         (In millions of Italian Lire)



                          LIABILITIES AND                                 Dec. 31,        Sept. 30,
                    SHAREHOLDERS' INVESTMENTS                               1993            1994
                    -------------------------                            -----------     -----------
 CURRENT LIABILITIES:
     Short-term borrowings (Note 8):
        Related parties (Note 4)                                          108,904            90,215
        Other                                                                   -                94
     Current portion of long-term debt (Note 9)                               885               913
     Trade payables-
        Related parties (Note 4)                                           77,246           110,801
        Other suppliers                                                   125,815           142,390
     Other payables and accrued expenses                                   21,809            29,737
                                                                          -------           -------
               Total current liabilities                                  334,659           374,150
                                                                          -------           -------


 LONG-TERM LIABILITIES:
     Long-term debt (Note 9)                                                3,790             3,290
     Reserve for employee termination indemnities                          30,215            27,898
     Deferred income taxes (Note 10)                                        1,833             1,756
                                                                          -------           -------
               Total long-term liabilities                                 35,838            32,944
                                                                          -------           -------
               Total liabilities                                          370,497           407,094
                                                                          -------           -------
 COMMITMENTS AND CONTINGENCIES

 SHAREHOLDERS' INVESTMENTS (Note 11):
     Capital acccounts                                                     56,122            48,880
     Retained deficit                                                     (47,483)          (39,314)
     Cumulative translation adjustment                                       (232)           (1,206)
                                                                          -------           -------
               Total shareholders' investments                              8,407             8,360
                                                                          -------           -------
               Total liabilities and shareholders' investments            378,904           415,454
                                                                          =======           =======


                 The notes to the combined financial statements form an integral part of these balance sheets.

                               FIAT SEAT BUSINESS
                    (an operating unit of Gilardini S.p.A.)

             COMBINED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED

               DECEMBER 31, 1992 AND 1993 AND FOR THE NINE MONTHS

                       ENDED SEPTEMBER 30, 1994 (Note 1)
                         (In millions of Italian Lire)



                                                                   YEAR ENDED DEC. 31,            NINE MONTHS
                                                              -----------------------------          ENDED
                                                                 1992              1993          SEPT. 30 1994
                                                              -----------       -----------      -------------
 Net sales and revenues (Notes 4 and 12)                       655,371           571,761            524,075

 Cost of sales                                                (620,614)         (571,446)          (513,043)

 Selling, administrative and other expenses                    (29,904)          (35,388)           (36,773)
                                                              --------           -------            -------
         Operating income (loss)                                 4,853           (35,073)           (25,741)

 Equity in losses of affiliate                                    -                 (413)               (54)
 Interest income (expense), net                                 (6,944)           (6,986)            (6,783)
 Foreign exchange gains (losses), net                             (911)             (441)            (1,067)
                                                              --------           -------            -------
         Loss before provision for income taxes                 (3,002)          (42,913)           (33,645)

 Provision for income taxes (Note 10)                               50               103                 77
                                                              --------           -------            -------
         Net loss                                               (2,952)          (42,810)           (33,568)
                                                              ========           =======            =======



              The notes to the combined financial statements form an integral part of these statements of operations.

                               FIAT SEAT BUSINESS
                    (an operating unit of Gilardini S.p.A.)

          COMBINED STATEMENTS OF CHANGES IN SHAREHOLDERS' INVESTMENTS

           FOR THE YEARS ENDED DECEMBER 31, 1992 AND 1993 AND FOR THE

                 NINE MONTHS ENDED SEPTEMBER 30, 1994 (Note 1)
                         (In millions of Italian Lire)



                                                                             Cumulative
                                              Capital         Retained       Translation
                                              Accounts         Deficit       Adjustment        Total
                                              --------       ------------    ----------      -----------
 Balances as of December 31, 1991               4,000          (3,853)                             147

   Cancellation of shares in Sepi S.p.A. to
     partially offset deficit                  (2,132)          2,132           -                  -
   Issuance of shares by Sepi S.p.A. for
     payment                                    2,132             -             -                2,132
   Issuance of shares by Sepi S.p.A. for
     acquisition of Sicam S.p.A. (Note 3)      47,300             -             -               47,300
     Net loss for the year                        -            (2,952)          -               (2,952)
                                               ------        --------       ------             -------
 Balances as of December 31, 1992              51,300          (4,673)          -               46,627

   Investment in FSB Poland (Note 1)            4,822             -             -                4,822
   Net loss for the year                          -           (42,810)          -              (42,810)
   Foreign currency translation                   -               -           (232)               (232)
                                               ------        --------       ------             -------
 Balances as of December 31, 1993              56,122         (47,483)        (232)              8,407

   Investment in FSB Poland                     1,492             -             -                1,492
   Cancellation of shares and additional
     paid-in capital in Sepi S.p.A. to
     partially offset deficit                 (41,737)         41,737           -                  -
   Issuance of additional shares by Sepi
     S.p.A. for payment                        33,003             -             -               33,003
   Net loss for the period                        -           (33,568)          -              (33,568)
   Foreign currency translation                   -               -           (974)               (974)
                                               ------        --------       ------             -------
 Balances as of September 30, 1994             48,880         (39,314)      (1,206)              8,360
                                               ======        ========       ======             =======


                 The notes to the combined financial statements
                   form an integral part of these statements.

                               FIAT SEAT BUSINESS
                    (an operating unit of Gilardini S.p.A.)

                       COMBINED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED DECEMBER 31, 1992 AND 1993 AND

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994 (Note 1)
                         (In millions of Italian Lire)

                                                                   YEAR ENDED DEC. 31,         NINE MONTHS
                                                               ----------------------------       ENDED
                                                                  1992             1993        SEPT. 30 1994
                                                               -----------      -----------    -------------
 CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss for the period                                         (2,952)        (42,810)       (33,568)
   Adjustments to reconcile net loss to net cash flow from
     operating activities-
     Depreciation and amortization                                  8,453          14,386         12,118
     Net change in working capital items                          (26,859)         39,134         19,534
     Net change in reserve for employee termination
       indemnities                                                 (1,402)          1,722         (2,317)
     Other, net                                                       374             707           (226)
                                                                  -------         -------        -------
         Net cash provided (used) by operating activities         (22,386)         13,139         (4,459)


 CASH FLOWS FROM INVESTING ACTIVITIES
   Additions to property, plant and equipment and
     other assets                                                 (19,199)        (39,953)       (17,564)
   Disposals of property, plant and equipment and
     other assets                                                   3,631           1,779            834
   Net cash acquired with Sicam S.p.A.  (Note 3)                    1,825             -              -
                                                                  -------         -------        -------
         Net cash used by investing activities                    (13,743)        (38,174)       (16,730)


 CASH FLOWS FROM FINANCING ACTIVITIES
   Capital increases                                                2,132           4,822         34,495
   (Increase) decrease in financial receivables                       165          (9,872)         3,775
   Increase (decrease) in short-term borrowings                    35,939          34,545        (18,595)
   Repayment of long-term debt                                        -            (2,994)          (550)
                                                                  -------         -------        -------
         Net cash flow provided by financing activities            38,236          26,501         19,125
                                                                  -------         -------        -------

 EFFECT OF EXCHANGE RATE CHANGES ON CASH
                                                                      -               225           (361)
                                                                  -------         -------        -------
 NET INCREASE (DECREASE) IN CASH                                    2,107           1,691         (2,425)
                                                                  -------         -------        -------
 CASH - BEGINNING OF PERIOD                                           386           2,493          4,184
                                                                  -------         -------        -------
 CASH - END OF PERIOD                                               2,493           4,184          1,759
                                                                  =======         =======        =======

                 The notes to the combined financial statements
                   form an integral part of these statements

                               FIAT SEAT BUSINESS
                    (an operating unit of Gilardini S.p.A.)


                     NOTES TO COMBINED FINANCIAL STATEMENTS


1.       BASIS OF PRESENTATION

         The Fiat Seat Business ("FSB") is an operating unit of Gilardini S.p.A. ("Gilardini", a majority-owned subsidiary of Fiat S.p.A. operating in the auto components sector) and represents the combined operations of Gilardini's Italian subsidiaries Sepi S.p.A. and Sepi Sud S.p.A., and of the Seat division of its Polish subsidiary, Gilardini Poland sp.z.oo. This combined entity is referred to as "FSB" or "the Companies" in the following notes to the financial statements, while the Polish business alone is referred to as "FSB Poland".

         These combined financial statements include the results of operating activities, transactions and assets and liabilities associated with the business of FSB in Italy and Poland. They also include Sepi S.p.A.'s 49% interest in Industrias Cousin Freres S.L., a Spanish company also operating in the Seat business, which is accounted for under the equity method of accounting.

         The combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States and reflect certain adjustments and reclassifications to the financial statements prepared by the Companies for legal and tax purposes in their respective countries.

         The combined financial statements have been prepared on a historical accounting basis and do not reflect adjustments which may arise related to the transaction described in Note 15.

         The Companies' fiscal year end is December 31. Accordingly, the combined financial statements for the period ended September 30, 1994 are for a nine month interim period.


2.       SUMMARY OF SIGNIFICANT
             ACCOUNTING POLICIES

         Principles of Combination

         Transactions and balances among the Companies have been eliminated in the combined financial statements, including unrealized intercompany profits and losses, where appropriate.

         Foreign Currency Translation and Transactions

         The accompanying financial statements are presented in Italian Lira.

         The balance sheet of the Polish entity and of the Spanish affiliate accounted for under the equity method are translated into Italian Lira applying the exchange rates in effect at period-end and the income statements are translated at the average exchange rates for the period. Translation gains or losses are reflected in combined shareholders' investments.

         Balances related to transactions denominated in currencies other than the local currency of the combined entities are translated at the exchange rate in effect at the end of the period and exchange rate gains or losses are included in the statements of operations.


         Revenue Recognition

         Revenue relating to the sale of products is recognized at the time that products are shipped to the customer.


         Receivables and payables

         Receivables and payables are recorded at face value. Receivables are written down to their expected realizable value by recording allowances for doubtful accounts and for customer returns and allowances when appropriate. Amounts related to retroactive adjustment of the values of sales and purchases are recorded when such adjustments are subject to reasonable estimation.


         Inventories

         Inventories are valued at the lower of cost, substantially determined using the first-in, first-out method (FIFO), or market. The cost of inventory includes direct materials, labor and indirect manufacturing costs.

         Obsolete and slow-moving or excess inventories are stated at their estimated realizable value by recording a valuation allowance when appropriate.

         Plant, property and equipment,
             depreciation and capital
             investment grants

         Plant, property and equipment are stated at purchase price or production cost.

         Depreciation is provided on a straight line basis, applying rates which are considered representative of the estimated useful lives of the related assets, as follows:

                                                                                         Years
                                                                                         -----
               Industrial buildings                                                      10 - 33
               Machinery and equipment                                                    4 - 10
               Leasehold improvements                                                 Period of lease

         Repairs and maintenance costs are charged to income in the year in which they are incurred.

         Government grants and customer payments towards capital expenditures are recognized when their collectibility is reasonably assured and are credited to income over the lives of the related assets.


         Investments in affiliates

         The investment in the affiliate Industrias Cousin Freres S.L. (Spain) is accounted for under the equity method of accounting.

         The investment in the Italian affiliate Cousin Italiana S.p.A. in liquidazione is valued under the cost method at the lower of cost and estimated net realizable value, since this is a non-operating company in liquidation.


         Income taxes

         Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Deferred income taxes are provided for differences between the carrying value of assets and liabilities for financial reporting and tax purposes and for the future tax benefits related to tax loss carry-forwards. A valuation allowance is recorded on all deferred tax assets for which realization is questionable.

         Reserve for employee
             termination indemnities

         Italian law provides for an indemnity to be paid to all employees upon termination of employment. The related reserves reflect the amounts to be accrued according to the terms of the law and the labor contracts by FSB's Italian entities. The law requires that the provision for each period reflect both the indemnity accruing based upon the compensation for that period, and the revaluation of prior period accruals on the basis of an index which represents a significant percentage of the annual increase in the Official Italian Cost of Living Index. Provisions to the reserve in the years ended December 31, 1993 and in the nine months ended September 30, 1994 amounted to Lire 5,637 million and Lire 6,312 million, respectively; payments from the reserve in the same periods amounted to Lire 4,814 million and Lire 6,744 million, respectively.

         In the opinion of the management, the amount of the reserve as of December 31, 1993 and September 30, 1994, determined applying the methodology required by Italian law described above, was higher than that which would have been obtained applying the methodology set out in Statement of Financial Accounting Standards No. 87 "Employers' Accounting for Pensions". In these circumstances, the Emerging Issues Task Force of the Financial Accounting Standards Board has indicated that recording the Italian-basis liability is considered as being in accordance with general accepted accounting principles.


         Research and development

         Research and development costs are charged to the statement of operations in the accounting period in which they are incurred. Where applicable, research-related revenue grants provided by the Italian Government are credited to the statement of operations when their collectibility is reasonably assured. In the year ended December 31, 1993 and in the nine months ended September 30, 1994 such costs amounted to Lire 15,092 million and Lire 9,695 million, respectively.


         Accruals for plant closure
             and restructuring

         Accruals are established for the costs incurred and expected to be incurred related to plants closed and employees terminated prior to the date of preparation of the financial statements.

3.       ACQUISITION OF SICAM S.p.A.

         Effective June 1992, Sepi S.p.A. acquired a 100% interest in Sicam S.p.A., ("Sicam"), which was an Italian subsidiary of the French group Bertrand Faure S.A. and a supplier of Sepi, in exchange for the issue of 166,660 new shares in Sepi S.p.A. with a par value of Lire 10 thousand per share.

         This acquisition was accounted for as a purchase and, accordingly, the results of Sicam have been included in the accompanying financial statements since the date of acquisition. The purchase price has been determined as Lire 47,300 million, representing the fair value at that date attributed by the seller to the shares issued, and was allocated to the purchased assets as follows (in millions of Italian Lire):

                          Property, plant and equipment                                             33,580
                          Net non-cash working capital                                              20,503
                          Other assets purchased and liabilities assumed, net                       (8,608)
                                                                                                    ------
                                                                                                    45,475
                          Cash acquired                                                              1,825
                                                                                                    ------
                          Total purchase price allocation                                           47,300
                                                                                                    ======

         Assuming the acquisition had taken place effective January 1, 1992, the consolidated pro-forma results of operation of the Company would have been approximately as follows (unaudited; in millions of Italian
         Lire):

                                                                                             Year ended
                                                                                          December 31, 1992
                                                                                          -----------------
                         Net sales                                                               665,500
                         Net loss for the period                                                  (6,200)
                                                                                                 =======


4.       RELATED PARTY TRANSACTIONS

         The Companies have significant transactions with other Fiat group subsidiaries. In particular, they sell the majority of their finished products to Fiat Auto S.p.A. and subsidiaries and receive certain administrative and treasury management services from Gilardini and from other Fiat group finance companies. The following tables summarize the balances included in the consolidated financial statements as of and for the periods ended December 31, 1992 and 1993 and September 30, 1994, which result from these transactions (in millions of Italian Lire):

                                                                              Dec. 31,       Dec. 31,      Sept. 30,
                                                                               1992           1993           1994
                                                                            -----------    -----------    -----------
                                  Financial receivables
                                  ---------------------
                                      Gilardini                                  6,815         10,534           -
                                      Other                                         20          6,592         13,351
                                                                               -------        -------        -------
                                                                                 6,835         17,126         13,351
                                                                               =======        =======        =======

                                  Trade receivables
                                  -----------------
                                      Fiat Auto                                220,905        210,367        209,916
                                      Other                                      7,846          4,162            958
                                                                               -------        -------        -------
                                                                               228,751        214,529        210,874
                                                                               =======        =======        =======

                                  Financial payables
                                  ------------------
                                      Fiat Geva S.p.A.                            -            53,284         86,175
                                      Sogespar S.p.A.                           55,000         51,101           -
                                      Other                                     18,568          4,519          4,040
                                                                               -------        -------        -------
                                                                                73,568        108,904         90,215
                                                                               =======        =======        =======

                                  Trade payables
                                  --------------
                                      Savafactoring S.p.A.                      38,264         49,288         85,433
                                      Fiat Auto                                 22,159         15,904         13,115
                                      Comau S.p.A.                                -             4,955          7,475
                                      Other                                      3,345          7,099          4,778
                                                                               -------        -------        -------
                                                                                63,768         77,246        110,801
                                                                               =======        =======        =======

                                  Net sales and revenues
                                  ----------------------
                                      Fiat Auto                                571,236        514,499        472,540
                                      Others                                    43,846         18,083          1,543
                                                                               -------        -------        -------
                                                                               615,082        532,582        474,083
                                                                               =======        =======        =======

         Management believes that the related party transactions referred to above are carried on in the normal course of business and on an arms' length basis.

5.       INVENTORIES

         Inventories as of December 31, 1993 and September 30, 1994 (net of related write-down reserves of Lire 1,786 million and Lire 2,786 million, respectively) are comprised of the following (in millions of Italian Lire):

                                                                                     Dec. 31,         Sept. 30,
                                                                                       1993             1994
                                                                                     ---------        ---------
                                Materials                                              16,066            21,794
                                Work in process                                         5,483             6,845
                                Finished products                                       3,818             2,681
                                                                                       ------            ------
                                                                                       25,367            31,320
                                                                                       ======            ======


6.       OTHER RECEIVABLES AND
             PREPAYMENTS

         At December 31, 1993 and September 30, 1994, other receivables and prepayments comprised the following (in millions of Italian Lire)

                                                                                     Dec. 31,         Sep. 30,
                                                                                      1993             1994
                                                                                    ---------        ---------
                                VAT recoverable                                         1,291           16,606
                                Due from tax authorities                                3,956            3,632
                                Due from social security institutions                   5,479               55
                                Other receivables and prepayments                       5,833            3,350
                                                                                       ------           ------
                                                                                       16,559           23,643
                                                                                       ======           ======


7.       INVESTMENTS IN AFFILIATES

         Investments in affiliates at December 31, 1993 and September 30, 1994 and include the following (in millions of Italian Lire):

                                                                                     Percent         Dec. 31,     Sept. 30,
                                                                                    Ownership          1993         1994
                                                                                    ---------        --------     ---------
                         Industrias Cousin Freres S.L. (Spain)                        49.99             7,321       7,133
                         Cousin Italiana S.p.A. in liquidazione                       50.00               200         200
                         Others                                                         -                  10        -
                                                                                                        -----       -----
                                                                                                        7,531       7,333
                                                                                                        =====       =====

         Industrias Cousin Freres S.L. is a manufacturer of car seating components, controlled by the French group Bertrand Faure S.A. Condensed financial statements of this affiliate as of and for the periods ended December 31, 1993 and September 30, 1994 translated to Italian Lire on the basis described in Note 2, are as follows (in millions of Italian Lire):

                                                                                              Dec. 31,        Sept. 30,
                                                                                                 1993             1994
                                                                                               ----------       ---------
                                Balance sheets
                                --------------
                                   Property, plant and equipment and other assets                 11,833          12,809
                                   Current assets                                                 14,687          14,423
                                   Current liabilities                                            (6,556)         (7,659)
                                   Long-term liabilities                                          (6,127)         (5,956)
                                                                                                  ------          ------
                                   Shareholders' equity                                           13,837          13,617
                                                                                                  ======          ======


                                                                                                12 months        9 months
                                                                                                  ended           ended
                                                                                              Dec. 31, 1993   Sep. 30, 1994
                                                                                              -------------   --------------




                                Statements of operations
                                ------------------------
                                   Net sales and revenues                                         28,018          25,582
                                   Operating profit (loss)                                          (459)            413
                                   Interest and other income (expense), net                         (161)           (366)
                                                                                                  ------          ------
                                   Net income (loss) for the period                                 (620)             47
                                                                                                  ======          ======

8.       SHORT-TERM BORROWINGS

         Short-term borrowings consist of term loans and current accounts with finance subsidiaries of Fiat S.p.A., which operate a centralized treasury function for the Fiat Group. Interest rates on such borrowings ranged from 6.6 percent to 14.1 percent in the year ended December 31, 1993 and from 5.8 percent to 9.6 percent in the nine months ended September 30, 1994.


9.       LONG-TERM DEBT WITH
             FINANCIAL INSTITUTIONS

         Long-term debt with financial institutions at September 30, 1994 refers to the following loans (in millions of Lire):

                                  Banca Nazionale del Lavoro, 1992-1998, original amount Lire 5,520 million, repayable in half-yearly installments, interest 4.75 per cent
                                  per year                                                                       3,593

                                  Italian Ministry of Industry, 1985-2000, original amount Lire 845 million, repayable in annual installments from 1990, interest 11.28 per
                                  cent per year                                                                    610
                                                                                                                 -----
                                                                                                                 4,203
                                                                                                                 =====

         The analysis of the outstanding balance by repayment date is as follows (in millions of Lire):

                                1995                                                                               913
                                1996                                                                               961
                                1997                                                                             1,013
                                1998                                                                             1,068
                                After 1998                                                                         248
                                                                                                                 -----
                                                                                                                 4,203
                                Less- Current portion                                                             (913)
                                                                                                                 -----
                                                                                                                 3,290
                                                                                                                 =====

         The above loans are collateralized by plant, property and equipment.

10.      INCOME TAXES

         The taxable profits (losses) reported by Sepi S.p.A. and Sepi Sud S.p.A. for Italian corporate income taxes ("IRPEG", for which the standard rate is 36%) in each of the fiscal years open for inspection by the tax authorities is as follows (in millions of Italian Lire):

                                                                    Reported taxable
                                                                     income (loss)
                                                               -----------------------------       Year of expiration
                                                                                  Sepi Sud            of tax loss
                                  Tax year                     Sepi S.p.A.          S.p.A.           carry forwards
                                  --------                     -----------        ----------      --------------------
                                  1989                            2,349              -                   -
                                  1990                           (2,457)             -                    1995
                                  1991                           (2,699)            (1,627)               1996
                                  1992                           (6,534)            (6,435)               1997
                                  1993                          (39,855)           (11,592)               1998

         In addition, taxable income generated by certain of the Companies' facilities located in Southern Italy is exempt from corporate (IRPEG) and local (ILOR) income taxes for various future periods, in accordance with the applicable Italian tax regulations.

         Deferred income taxes represent temporary differences in the recognition of certain items for income tax and financial reporting purposes. The components of the net deferred income tax liability are summarized as follows (in millions of Italian Lire):

                                                                                Sept. 30, 1994       Dec. 31, 1993
                                                                                --------------       -------------
                                Deferred income tax liabilities
                                   Depreciation and basis differences                  2,190               2,267
                                   Other                                                 402                 402
                                                                                     -------             -------
                                                                                       2,592               2,669
                                                                                     -------             -------
                                Deferred income tax assets:
                                   Tax loss carryforwards                            (37,827)            (25,631)
                                   Other                                                (645)               (882)
                                                                                     -------             -------
                                                                                     (38,472)            (26,513)
                                Valuation allowance                                   37,636              25,677
                                                                                     -------             -------
                                                                                        (836)               (836)
                                                                                     -------             -------
                                Net deferred income tax liability                      1,756               1,833
                                                                                     =======             =======

11.      SHAREHOLDERS' INVESTMENTS

         CAPITAL ACCOUNTS--

         Capital accounts at September 30, 1994 include the following (in millions of Lire):

                                  Share capital of Sepi S.p.A.                                                   34,485
                                  Additional paid in capital recorded by Sepi S.p.A.                              7,721
                                  Capital invested in FSB Poland                                                  6,314
                                                                                                                 ------
                                                                                                                 48,880
                                                                                                                 ======

         The share capital of Sepi S.p.A.at September 30, 1994, consisted of 3,484,538 ordinary shares with a par value of Lire 10 thousand each, held by the following shareholders:

                                                                                             No. of shares        %
                                                                                             -------------      ------
                                Gilardini S.p.A.                                                 3,176,508       91.16
                                Bertrand Faure S.A.                                                 43,348        1.24
                                Societe Industrielle Pankert "Sip" S.A. (a subsidiary of
                                Bertrand Faure S.A.)                                               264,682        7.60
                                                                                                 ---------      ------
                                                                                                 3,484,538      100.00
                                                                                                 =========      ======


         RETAINED DEFICIT OF SEPI S.P.A. AS OF
             SEPTEMBER 30, 1994 AND SUBSEQUENT
             CAPITAL CONTRIBUTIONS --

         Because of the operating losses reported by Sepi S.p.A. in the period ending September 30, 1994, the accumulated losses at that date exceeded one third of share capital and required action under art. 2446 of the Italian Civil Code.

         On November 28, 1994, Gilardini S.p.A. paid in additional capital of Lire 9,000 million as a payment on account for the subscription of a further 900,000 shares in the common stock of Sepi S.p.A.


12.      SEGMENT INFORMATION

         The Companies manufacture and sell car-seating systems to vehicle manufacturers, represented primarily by Fiat Auto group companies (Note 4) located in Italy.

13.      CAPITAL EXPENDITURE GRANTS
             AND SUBSIDIES RECEIVABLE

         The combined entity Sepi Sud S.p.A. is engaged in the construction and start-up of new manufacturing facilities at Melfi in Southern Italy which are eligible for investment subsidies (in the form of capital expenditure and revenue grants and low interest rate loans) available under the terms of Italian law n. 64/1986 and specific agreements between the Fiat Group and the Italian government, dated November 5, 1991.

         In connection with this project, Sepi Sud has presented to the authorities an investment plan for the period 1992-1995 totalling approximately Lire 50 billion which, under existing regulations, would qualify for cash grants of approximately Lire 10 billion and low interest rate loans for approximately Lire 27 billion.

         As of September 30, 1994, the expenditures incurred under this investment plan included in construction in progress at that date, approximated Lire 23 billion, which would qualify for cash grants of approximately Lire 5 billion and low interest rate loans for approximately Lire 13 billion. However, no amounts have been recorded in these consolidated financial statements related to these items as such amounts are considered as contingent assets and will not be accounted for until the investment plan is approved by the authorities and it is reasonably assured that government funding is available for payment of the subsidies.


14.      COMMITMENTS, GUARANTEES AND
             CONTINGENT LIABILITIES

         The combined entities are involved in various commercial disputes and legal actions arising in the normal course of business; however, the outcomes of these actions are not expected to have a material effect on FSB's financial position or future results of operations.

         As of September 30, 1994, the Companies had commitments for the purchase of property, plant and equipment ordered by not yet delivered for approximately Lire 5,200 million.

         Outstanding commitments under operating leases at the same date were not material.

         The Companies have in process a survey, being carried out by independent expert consultants, to verify their past and current compliance with applicable environmental regulations and standards of enforcement. Although the results of this survey are not yet known, they are not expected to have a significant impact on the combined financial position or future results of operations of the Companies.

15.      AGREEMENT WITH LEAR SEATING
             CORPORATION

         On November 15, 1994, Gilardini entered into an agreement with Lear Seating Corporation for the sale of FSB to Lear Seating Corporation.

                         EXHIBIT F

"Subsidiary" and "Subsidiary Stock" shall mean:

1) The following entities and all share interests of the Company therein, respectively:


                                       Number of
                                        Shares
                                       Owned by           Percentage
Entity                                the Company         Ownership
- ------                                -----------         ----------

SEPI SUD S.p.A.                          520,000             100%
Industrias Cousin Freres, S. L.           63,747            49.9%

2) The following entities and all share interest of the Seller therein, respectively:


                                       Number of
                                        Shares
                                       Owned by           Percentage
Entity                                  Seller            Ownership
- ------                                -----------         ----------
SEPI Poland Sp. Z o.o.                        40             100%
Markol Otomotiv Yan Sanayi Ve         10,500,000              35%
   Ticaret Anonim Sirketi

                              EXHIBIT G

                     Purchase Price Allocation

      The 250 billion Italian Lira Purchase Price shall be allocated among the Purchased Shares as follows:

      1) The Markol Shares shall be valued at their paid-in capital value of 13.125 billion Turkish Lira;

      2) The SEPI Poland Shares shall be valued based upon the net asset value of SEPI Poland as reflected on the Poland Closing Balance Sheet, which is preliminarily estimated to be 81 billion Polish zloty; and

      3) The remainder of the Purchase Price shall be allocated to the Company Shares.